Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of January 30, 2015

among

REGAL-BELOIT CORPORATION,

VARIOUS SUBSIDIARIES THEREOF,

THE LENDERS NAMED HEREIN,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES LLC, U.S. BANK NATIONAL ASSOCIATION, WELLS FARGO SECURITIES, LLC AND MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arrangers and Joint Bookrunners,

and

U.S. BANK NATIONAL ASSOCIATION, WELLS FARGO BANK, N.A. AND BANK OF AMERICA, N.A.,

as Co-Syndication Agents,

and

COMPASS BANK

FIFTH THIRD BANK

HSBC BANK USA, NATIONAL ASSOCIATION

MIZUHO BANK, LTD.

PNC BANK, NATIONAL ASSOCIATION

SUMITOMO MITSUI BANKING CORPORATION

SUNTRUST BANK

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

MUFG UNION BANK, N.A.

as Co-Documentation Agents

and

BMO HARRIS BANK, N.A.

REGIONS BANK,

As Senior Managing Agents

i

v

SCHEDULES

SCHEDULE 1.1	Pricing Schedule
SCHEDULE 2.1	Commitments
SCHEDULE 2.3.1(a)	Existing Letters of Credit
SCHEDULE 9.6	Litigation
SCHEDULE 9.8	Subsidiaries
SCHEDULE 9.13	Environmental Matters
SCHEDULE 10.7	Existing Debt
SCHEDULE 10.8	Existing Liens
SCHEDULE 10.9	Existing Partnership and Joint Venture Investments
SCHEDULE 14.3	Addresses for Notices

EXHIBITS

EXHIBIT A	Form of Note (Section 3.1)
EXHIBIT B	Form of Compliance Certificate (Section 10.1.3)
EXHIBIT C	Form of Subsidiary Guaranty (Section 1)
EXHIBIT D	Form of Assignment Agreement (Section 14.8)
EXHIBIT E	Form of Request for Increase in Revolving Commitment (Section 6.1.4)
EXHIBIT F	Form of Subsidiary Borrower Supplement (Section 2.7(a))
EXHIBIT G	Form of Solvency Certificate (Section 11.1.5)
EXHIBIT H	Form of Revolving Maturity Date Extension Request (Section 6.4)
EXHIBIT I	Form of Tax Compliance Certificate (Section 7.7(e))

CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of January 30, 2015 (this “Agreement”) is entered into among REGAL-BELOIT CORPORATION, a Wisconsin corporation (the “Company”), the Lenders (as defined herein) and JPMORGAN CHASE BANK, N.A. (in its individual capacity, “JPMorgan”), as administrative agent.

The Company has requested that the Lenders, on the terms and subject to the conditions herein set forth, extend credit to the Borrowers in the form of (a) Revolving Loans at any time and from time to time prior to the Revolving Maturity Date in an aggregate principal amount not in excess of $500,000,000 at any time outstanding and (b) Term Loans on the Closing Date in an aggregate principal amount not in excess of $1,250,000,000.

The proceeds of the Term Loans made on the Closing Date are to be used solely by the Company (i) to refinance the Existing Credit Agreement in full, (ii) to pay a portion of the cash consideration of the PTS Acquisition in accordance with the PTS ASPA and (iii) to pay fees and expenses related to the Transactions and the PTS Acquisition.  The proceeds of the Revolving Loans made to the Borrowers shall be used for general corporate purposes.  The Lenders are willing to extend such credit on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.                            DEFINITIONS.

1.1                               Definitions.  When used herein the following terms shall have the following meanings:

“2007 Note Purchase Agreement” means the Note Purchase Agreement dated as of August 23, 2007 among the Company and the purchasers of notes issued pursuant thereto.

“2011 Note Purchase Agreement” means the Note Purchase Agreement dated as of July 14, 2011 among the Company and the purchasers of notes issued pursuant thereto

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person; provided that the Company or a Subsidiary is the surviving entity.

“Acquisition Debt” means Debt incurred in connection with an Acquisition.

“Administrative Agent” means JPMorgan in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.

“Administrative Questionnaire” means an administrative questionnaire substantially in a form supplied by the Administrative Agent.

“Affected Lender” means any Lender (a) that is a Defaulting Lender or a Non-Consenting Lender or (b) that has given notice to the Company (which has not been rescinded) of (i) any obligation by the Company to pay any amount pursuant to Section 7.7 or 8.1 or (ii) the occurrence of any circumstances of the nature described in Section 8.2 or 8.3.

“Affiliate” of any Person means any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person.

“Agent-Related Persons” means the Administrative Agent and any successor administrative agent arising under Section 13.8, and the Related Parties of the foregoing.

“Agreement” - see the Preamble.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Currency” means, as to any particular Letter of Credit or Loan, Dollars or the Offshore Currency in which it is denominated or payable.

“Approved Fund” means any Person (other than a natural person) that (a) is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by the Company or any of its Subsidiaries to any person other than the Company or any of its Subsidiaries of (i) a majority of the Voting Stock of any of the Subsidiaries, (ii) substantially all of the assets of any division or line of business of the Company or any of its Subsidiaries or (iii) any other assets (whether tangible or intangible) of the Company or any of its Subsidiaries (other than (a) inventory, cash and cash equivalents, and excess, damaged, obsolete or worn out assets), (b) other assets sold in the ordinary course of business and (c) any such other assets to the extent that the aggregate value of such assets sold in any Fiscal Year is equal to $25,000,000 or less).

“Assignee” - see Section 14.8.1.

“Assignment Agreement” - see Section 14.8.1.

“Australian Dollars” or the sign “AU$” means the lawful currency of the Commonwealth of Australia.

“Backup Support” means, with respect to any Letter of Credit, to Cash Collateralize such Letter of Credit or to deliver to the Administrative Agent a letter of credit, from a financial institution and in a form satisfactory to the Administrative Agent and each Issuing Lender of such Letter of Credit, to support the Company’s obligations with respect to such Letter of Credit.

“Bank Financial Covenants” — see Section 10.6.

“Base Rate” means at any time a fluctuating rate per annum equal to the greatest of (a) the Federal Funds Rate plus 0.5%, (b) the Prime Rate and (c) the Eurodollar Rate for a Eurodollar Loan denominated in Dollars with a one month Interest Period commencing on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%.

“Base Rate Loan” means any Loan or L/C Advance which bears interest at or by reference to the Base Rate and is denominated in Dollars.

“Base Rate Margin” — see Schedule 1.1.

“Borrower Materials” — see Section 10.1.

“Borrowers” means the Company and the Subsidiary Borrowers, and “Borrower” means any of them.

“Business” has the meaning set forth in the PTS ASPA.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to be closed in New York, New York and: (i) if such day relates to a Eurodollar Loan denominated in Dollars, means any such day on which dealings in Dollar deposits are carried on in the applicable interbank eurodollar market; (ii) if such day relates to a Eurodollar Loan denominated in Euro, means a TARGET Day; and (iii) if such day relates to a Eurodollar Loan denominated in any other Offshore Currency, means a day on which commercial banks are open for foreign exchange business in London, England and on which dealings in the relevant Offshore Currency are carried on in the applicable offshore foreign exchange interbank market in which disbursements of or payments in such Offshore Currency will be made or received hereunder.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the applicable Issuing Lender or the applicable Swing Line Lender and the other Lenders, as collateral for the applicable obligations of the Company and its Subsidiaries hereunder, cash or deposit account balances in Dollars or, to the extent contemplated by the definition of “Supported Letter of Credit”, the currency in which the applicable Letter of Credit is denominated, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuing Lender or the applicable Swing Line Lender (which documents are hereby consented to by the Lenders).  Derivatives of such term shall have corresponding meanings.  Cash Collateral shall be maintained in blocked deposit accounts at the Administrative Agent (which accounts shall be interest-bearing).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or phase-in of any applicable law, rule or regulation regarding capital adequacy or liquidity, or (b) any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (c) compliance by any Lender (or any Eurodollar Office of such Lender) or any Person controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith by any Governmental Authority and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” when used in reference to any Loan, refers to whether such Loan is a Term Loan (or an Incremental Term Loan) or a Revolving Loan.  When used in reference to any Commitment, “Class” refers to whether such Commitment is a Term Loan Commitment (or Incremental Term Loan Commitment) or a Revolving Commitment.

“Closing Date” means the date on which the conditions set forth in Section 11.1 are satisfied (or waived in accordance herewith).

“Code” means the Internal Revenue Code of 1986.

“Commitment” means the collective reference to the Term Loan Commitments, the Incremental Term Loan Commitments (if any) and the Revolving Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” - see Section 10.1.6.

“Company” - see the Preamble.

“Computation Date” means (a) any day on which the Revolving Commitment is reduced pursuant to Section 6.1.1; (b) with respect to matters relating to Eurodollar Loans, each day on which a Borrower borrows, converts or continues any Eurodollar Loan and each date on which interest on any Eurodollar Loan is payable; and (c) with respect to matters relating to any Letter of Credit, (i) the day on which such Letter of Credit is issued, (ii) each day on which the Stated Amount of such Letter of Credit is modified and (iii) the first Business Day of each month (it being understood in the case of this clause (iii) such computations may be made by the Administrative Agent at approximately 9:00 a.m. New York City time on such date regardless of anything to the contrary in the definition of “Spot Rate”).

“Computation Period” means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Net Income” means, with respect to the Company and its Subsidiaries for any period, the consolidated net income (or loss) of the Company and its Subsidiaries for such period.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Credit Extension” means the making of any Loan or the issuance, or increase in the Stated Amount, of any Letter of Credit.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding (i) trade and similar accounts payable and accrued expenses in the ordinary course of business and (ii) accrued pension costs and other employee benefit and compensation obligations arising in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such indebtedness, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such indebtedness and the fair market value of all property of such Person securing such indebtedness), (e) all obligations, contingent or otherwise, under letters of credit (whether or not drawn), including the Letters of Credit, but otherwise excluding trade letters of credit, and banker’s acceptances issued for the account of such Person, (f) all Securitization Obligations of such Person, to the extent such obligations would be required to be included on the consolidated balance sheet of the Company in accordance with GAAP, (g) the net obligations of such Person under Hedging Agreements, (h) all Suretyship Liabilities of such Person with respect to obligations of the type described in any of the foregoing clauses (a) through (g) and (i) all Debt of any partnership in which such Person is a general partner.  The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.  If any of the foregoing Debt is limited to recourse against a particular asset or assets of such Person, the amount of the corresponding Debt shall be equal to the lesser of the amount of such Debt and the fair market value of such asset or assets at the date for determination of the amount of such Debt.  The amount of Debt of the Company and its Subsidiaries hereunder shall be calculated without duplication of Suretyship Liabilities of the Company or any Subsidiary in respect thereof.  “Debt” shall not include (1) indebtedness owing to the Company by any Subsidiary or indebtedness owing to any Subsidiary by the Company or another Subsidiary, (2) any customary earnout or holdback in connection with Acquisitions permitted hereunder, (3) any obligations of the Company or its Subsidiaries in respect of customer advances received and held in the ordinary course of business or (4) performance bonds or performance guaranties (or bank guaranties or letters of credit in lieu thereof) entered into in the ordinary course of business.

“Defaulting Lender” means, subject to Section 2.10, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified any Borrower, the Administrative Agent or any Issuing Lender or Swing Line Lender in writing that it does not intend or expect to comply with all or any portion of its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing in a manner satisfactory to the Administrative Agent and the Company that it will comply (and is financially able to comply) with its prospective funding obligations hereunder; provided that any Lender that has failed to give such timely confirmation shall cease to be a Defaulting Lender under this clause (c) upon the delivery of such confirmation, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a bankruptcy, insolvency or similar proceeding, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination made in good faith by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.10) upon delivery of written notice of such determination to the Company, each Issuing Lender, each Swing Line Lender and each Lender.

“Designated Debt” means “Debt” as defined in the Note Purchase Agreements.

“Dollar” and the sign “$” mean lawful money of the United States of America.

“Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in an Offshore Currency, the equivalent amount in Dollars as determined by the Administrative Agent or the applicable Issuing Lender at such time on the basis of the Spot Rate for the purchase of Dollars with such Offshore Currency on the most recent Computation Date.

“Domestic Subsidiary” means a Subsidiary organized under the laws of (a) the United States or any political subdivision thereof, or any agency, department or instrumentality thereof, or (b) any state of the United States.

“EBITDA” means, for any period, Consolidated Net Income for such period plus, in each case (other than with respect to clause (h) below) to the extent deducted in determining such Consolidated Net Income but without duplication:

(a)         Interest Expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Debt (including the Loans), and commissions, discounts and other fees and charges with respect to letters of credit, bankers’ acceptance financing and Permitted Securitizations,

(b)         taxes on or measured by income,

(c)          depreciation and amortization expense,

(d)         non-cash charges and extraordinary expenses or losses,

(e)          fees, costs and expenses incurred by the Company and its Subsidiaries before or on the Closing Date in connection with the Transactions or the PTS Acquisition,

(f)           the amount of “net income attributable to noncontrolling interests, net of tax” (as such term is used in the Company’s financial statements referred to in Section 9.4,

(g)          unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business); provided that the aggregate amount of all unusual or non-recurring expenses or losses added back in reliance on this clause (g) in any four-Fiscal Quarter period, when aggregated with all amounts added back in reliance on clauses (h) and (i) below for such four-Fiscal Quarter period, shall not exceed 10% of EBITDA for such four-Fiscal Quarter period (calculated before giving effect to any such addbacks and adjustments),

(h)         synergies and cost-savings of the Company and its Subsidiaries related to operational changes, restructuring, reorganizations, operating expense reductions, operating improvements and similar restructuring initiatives relating to an Acquisition (it being understood any such increases pursuant to this clause (h) shall only be available subject to the consummation of such Acquisition and not in contemplation thereof), in each case, that are set forth in a certificate of an Executive Officer of the Company and are factually supportable (in the good faith determination of the Company, as certified in the applicable certificate) and are reasonably anticipated by the Company in good faith to be realized within 18 months following the completion of such Acquisition (in each case calculated for the applicable period on a pro forma basis as if the synergies and cost-savings with respect to such period had been realized on the first day of such period, and net of the amount of actual benefits realized during such period from such actions to the extent already included in Consolidated Net Income for such period); provided that the aggregate amount of all synergies and cost savings added back in reliance on this clause (h) in any four-Fiscal Quarter period, when aggregated with all amounts added back in reliance on clauses (g) above and (i) below for such four-Fiscal Quarter period, shall not exceed 10% of EBITDA for such four-Fiscal Quarter period (calculated before giving effect to any such addbacks and adjustments), and

(i)             costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings, operating expense reductions, synergies, integration, reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, facilities opening and pre-opening, business optimization and restructuring costs, charges, accruals, reserves and expenses (including inventory optimization programs, software development costs, costs related to the closure or consolidation of facilities, curtailments, consulting fees, signing costs, retention or completion bonuses, expansion and relocation expenses, severance payments, modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs); provided that (x) such costs, charges, accruals, reserves or expenses are set forth in a certificate of an Executive Officer of the Company and are factually supportable (in the good faith determination of the Company as certified in the applicable certificate) and (y) the aggregate amount of all costs, charges, accruals, reserves or expenses added back in reliance on this clause (i) in any four-Fiscal Quarter period, when aggregated with all amounts added back in reliance on clauses (g) and (h) above for such four-Fiscal Quarter period, shall not exceed 10% of EBITDA for such four-Fiscal Quarter period (calculated before giving effect to any such addbacks and adjustments)

minus, in each case to the extent included in determining such Consolidated Net Income, but without duplication:

(x) non-cash income for such period,

(y) extraordinary income or gains for such period, and

(z) unusual or non-recurring income or gains for such period (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, income or gains on sales of assets outside of the ordinary course of business).

“Environmental Claims” means all claims, litigation, proceedings, government investigations, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release of Hazardous Substances or injury to the environment.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed and enforceable duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental matters.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Euro” or “€” means the single currency of the Participating Member States.

“Eurocurrency Reserve Percentage” means, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the FRB or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (including those referred to as “Eurocurrency Liabilities” in Regulation D of the FRB) by member bank subject to the rules and regulations of the Federal Reserve System or such other Governmental Authority.

“Eurodollar Loan” means any Loan which bears interest at a rate determined by reference to the Eurodollar Rate (Reserve Adjusted), which may be denominated in Dollars or in an Offshore Currency.

“Eurodollar Margin” - see Schedule 1.1.

“Eurodollar Office” means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the Eurodollar Loans of such Lender hereunder or, if applicable, such other office or offices through which such Lender determines the Eurodollar Rate.  A Eurodollar Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.

“Eurodollar Rate” means, with respect to any Eurodollar Loan for any Interest Period, (i) to the extent denominated in Dollars, Swiss Francs or Japanese Yen, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen, (ii) to the extent denominated in Euro, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Reuters screen, (iii) to the extent denominated in Australian Dollars, the average bid reference rate administered by the Australian Financial Markets Association (or any other Person that takes over the administration of such rate) for Australian Dollars bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen and (iv) to the extent denominated in Canadian Dollars, the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “CDOR Page” of the Reuters screen (or, in each case, in the event such rate does not appear on any of such applicable Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency, then the Eurodollar Rate shall be the Interpolated Rate at such time; provided, further, that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that all of the foregoing shall be subject to Section 8.2(a).

“Eurodollar Rate (Reserve Adjusted)” means, with respect to any Eurodollar Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

Eurodollar Rate (Reserve Adjusted)	=	Eurodollar Rate
1- Eurocurrency Reserve Percentage

“Event of Default” means any of the events described in Section 12.1.

“Excluded Subsidiary” means (a) each Securitization Subsidiary, (b) each Subsidiary having assets with a value of less than $5,000,000, (c) any Subsidiary that is prohibited by applicable law or contract existing on the Closing Date (or, in the case of any newly formed or acquired Subsidiary, in existence at the time of formation or acquisition thereof but not entered into in contemplation hereof) from guaranteeing the obligations hereunder or if guaranteeing the obligations hereunder would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained or, if reasonably requested by the Administrative Agent, is obtained after commercially reasonable efforts to obtain the same), (d) any other Subsidiary with respect to which, in the reasonable judgment of the Company in consultation with the Administrative Agent, guaranteeing the obligations hereunder would result in material adverse tax consequences, (e) any other Subsidiary with respect to which the Administrative Agent and the Company reasonably agree that the burden or cost or other consequences of providing a guarantee of the obligations hereunder shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (f) any Domestic Subsidiary substantially all of the assets of which consist of the Equity Interests of one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code (a “FSHCO”), (g) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary, (h) any captive insurance subsidiaries, and (i) any joint ventures if guaranteeing the obligations hereunder would require third party (other than the Company and its Subsidiaries) consent, approval, license or authorization, unless such consent, approval, license or authorization has been obtained or, if reasonably requested by the Administrative Agent, is obtained after commercially reasonable efforts to obtain the same.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent.  If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) Taxes attributable to such Lender’s failure to comply with Section 7.7(e) and (c) any withholding Taxes imposed pursuant to or in connection with FATCA.

“Executive Officer” means the chief financial officer, the chief executive officer, the president or any vice president of the Company.

“Exemption Representation” — see Section 7.7.

“Existing Credit Agreement” means the Credit Agreement dated as of June 30, 2011 among the Company, various financial institutions and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Letter of Credit” means each Letter of Credit issued under the Existing Credit Agreement and listed on Schedule 2.3.1(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and intergovernmental agreements and related legislation or official administrative guidance entered into in connection with the implementation of such sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal

Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent and (c) if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries, which period shall be the 52- or 53-week fiscal year ending on the Saturday closest to December 31 of each year or, at the Company’s election, the calendar year (so long as such election is consistent with the Company’s filings with the SEC).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means each Subsidiary of the Company other than any Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to each Issuing Lender, such Defaulting Lender’s pro rata share (based on the Revolving Commitments) of the outstanding obligations with respect to Letters of Credit issued by such Issuing Lender other than (i) any such obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (ii) without duplication, any such obligations with respect to Supported Letters of Credit, and (b) with respect to each Swing Line Lender, such Defaulting Lender’s pro rata share (based on the Revolving Commitments) of outstanding Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funded Debt” means all Debt of the Company and its Subsidiaries, excluding (i) contingent obligations in respect of undrawn letters of credit, bank guarantees and banker’s acceptances and Suretyship Liabilities in respect of obligations not constituting Debt, (ii) Hedging Obligations, (iii) Securitization Obligations to the extent such obligations would not be required to be included on the consolidated balance sheet of the Company in accordance with GAAP and (iv) obligations to pay the deferred purchase price of services.

“Funded Debt to EBITDA Ratio” means, for any Computation Period, the ratio of (i) Funded Debt as of the last day of such Computation Period net of the lesser of (x) unrestricted cash and cash equivalents on hand of the Company and its Subsidiaries in excess of $50,000,000 and (y) $100,000,000 to (ii) EBITDA for such Computation Period.

“GAAP” means generally accepted accounting principles in the United States of America, which are applicable to the circumstances as of the date of determination; provided that, with respect to the financial statements of Foreign Subsidiaries (except to the extent included in the consolidated financial statements of the Company), “GAAP” shall mean the generally accepted accounting principles in the relevant foreign jurisdiction which are set forth from time to time in the opinions and pronouncements of the applicable accounting standards board (or similar agency) of such foreign jurisdiction which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means (a) any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing) and (b) the National Association of Insurance Commissioners.

“Group” - see Section 2.2.1.

“Guaranteed Creditors” means and includes the Administrative Agent, the Lenders, each Issuing Lender, each Swing Line Lender and each Person (other than the Company or any of its Subsidiaries) which is a party to a Hedging Agreement with any Subsidiary Borrower if such Person is, or at the time of entry into such Hedging Agreement was, a Lender or an Affiliate of a Lender.

“Guaranteed Obligations” means (a) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest (whether such interest is allowed as a claim in a bankruptcy proceeding with respect to any Subsidiary Borrower or otherwise) of each Loan made under this Agreement to any Subsidiary Borrower, together with all other obligations (including obligations which, but for the automatic stay under Section 362(a) of the United States Bankruptcy Code, would become due) and liabilities (including indemnities, fees and interest thereon) of any Subsidiary Borrower to the Administrative Agent or any Lender now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Loan Documents and the due performance and compliance with all terms, conditions and agreements contained in the Loan Documents by any Subsidiary Borrower and (b) the full and prompt payment when due (whether by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the United States Bankruptcy Code or similar proceeding under applicable law, would become due) of any Subsidiary Borrower owing under any Hedging Agreement between such Subsidiary Borrower and any Guaranteed Creditor so long as such Guaranteed Creditor participates in such Hedging Agreement and its subsequent assigns, if any, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.  Notwithstanding anything in this definition, “Guaranteed Obligations” shall not include any Excluded Swap Obligations.

“Guarantor” means each of the Subsidiary Guarantors and the Company, in its capacity as guarantor under Section 15.

“Hazardous Substances” means any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Law.

“Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under Hedging Agreements.

“Honor Date” - see Section 2.3.3.

“Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Company, among the Company, the other applicable Borrowers (if any), the Administrative Agent and each Incremental Term Lender and/or existing or additional Revolving Lender party thereto.

“Incremental Facility Amount” means, at any time, the excess, if any, of (a) $500,000,000 over (b) the aggregate Incremental Term Loan Commitments established prior to such time pursuant to Section 6.1.3 plus the aggregate increases in the Revolving Commitment pursuant to Section 6.1.4 prior to such time minus the amount of optional prepayments of Incremental Term Loans and optional prepayments of Revolving Loans (to the extent accompanied by a permanent commitment reduction in the Revolving Commitment) to the extent not financed with the proceeds of long term Debt (other than revolving Debt).

“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 6.1.3, to make Incremental Term Loans to the Company.

“Incremental Term Loan Maturity Date” means the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Assumption Agreement.

“Incremental Term Loans” means term loans made by one or more Lenders to the Company pursuant to an Incremental Assumption Agreement. Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 6.1.3 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of August 23, 2007 among various creditors of the Company and its Subsidiaries and Bank of America, N.A., as Designated Agent.

“Interest Coverage Ratio” means, for any Computation Period, the ratio of (a) EBITDA for such Computation Period to (b) Interest Expense for such Computation Period.

“Interest Expense” means, for any Computation Period, the consolidated interest expense of the Company and its Subsidiaries for such Computation Period.

“Interest Period” means, for any Eurodollar Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a Eurodollar Loan and ending on the date one, two, three, six or twelve months thereafter (or such other period as the applicable Borrower may request and all Lenders may agree) as selected by the applicable Borrower pursuant to Section 2.2.2 or 2.2.3; provided that:

(i)                                     if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(ii)                                  any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)                               no Borrower may select any Interest Period which would extend beyond the applicable Maturity Date.

“Interpolated Rate” means, at any time, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate (for the longest period for which that Screen Rate is available in the applicable currency) that is shorter than the Impacted Interest Period and (b) the Screen Rate (for the shortest period for which that Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day for such Interest Period. When determining the rate for a period which is less than the shortest period for which the Screen Rate is available, the Screen Rate for purposes of clause (a) above shall be deemed to be the overnight rate for the applicable currency determined by the Administrative Agent from such service as the Administrative Agent may select.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“ISP98” - see Section 2.3.10.

“Issuing Lender” means each of JPMorgan, U.S. Bank National Association, Wells Fargo Bank, N.A. and Bank of America, N.A., each in its capacity as an issuer of Letters of Credit hereunder, together with any replacement issuing bank arising under Section 13.8.

“Japanese Yen” or the “¥” sign means the lawful currency of Japan.

“JPMorgan” - see the Preamble.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Percentage.

“L/C Application” means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the applicable Issuing Lender at the time of such request for the type of letter of credit requested, with such modifications as the Company and such Issuing Lender may reasonably approve; provided that to the extent any such letter of credit application is inconsistent with any provision of this Agreement, the applicable provision of this Agreement shall control.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed in accordance with Section 2.3.3 or refinanced as a borrowing of Revolving Loans in accordance with Section 2.3.5.

“L/C Commitment” means, with respect to an Issuing Lender, the Dollar amount set forth opposite such Issuing Lender’s name in Part B of Schedule 2.1 under the heading “L/C Commitment”.

“L/C Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all payments made by Issuing Lenders pursuant to any Letters of Credit that have not been reimbursed by the Borrowers at such time.  The L/C Exposure of any Revolving Lender at any time shall be its Percentage of the total L/C Exposure at such time.

“L/C Fee Rate” - see Schedule 1.1.

“L/C Sublimit” — see Section 2.1.2.

“Latest Maturity Date” means the latest of the Term Loan Maturity Date, the Revolving Maturity Date and the Incremental Term Loan Maturity Date (if any).

“Lead Arrangers” means J.P. Morgan Securities LLC, U.S. Bank National Association, Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated in their capacities as the joint arrangers of, and joint bookrunners for, the facilities hereunder.

“Lender” means, collectively, each bank, financial institution and other lender party hereto that the holds a Commitment, Loan or any Revolving Credit Exposure, including each assignee that shall become a party hereto pursuant to Section 14.8.  References to the “Lenders” shall include, to the extent appropriate, each Issuing Lender and each Swing Line Lender.

“Lender Related Parties” means, with respect to any Lender, (a) any controlling Person or controlled Affiliate of such Lender, (b) the respective directors, officers or employees of such Lender or any of its controlling Persons or controlled Affiliates and (c) the respective agents of such Lender or any of its controlling Persons or controlled Affiliates, in the case of this clause (c), acting on behalf of, or at the express instructions of, such Lender, controlling Person or controlled Affiliate.

“Letter of Credit” means any Existing Letter of Credit and any letter of credit issued by an Issuing Lender pursuant to Section 2.1.2 and 2.3.

“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise, excluding the interest of a lessor under an operating lease.

“Loan” means a Term Loan, an Incremental Term Loan, a Revolving Loan, a Swing Line Loan or an L/C Advance, as the context requires.

“Loan Document” means this Agreement, the Notes, the Subsidiary Guaranty, each Subsidiary Borrower Supplement, each Incremental Assumption Agreement and the L/C Applications.

“Loan Parties” means the Company, the Subsidiary Borrowers and the Subsidiary Guarantors, and “Loan Party” means any of them.

“Local Time” means, (a) with respect to any extensions of credit hereunder denominated in Dollars, New York City time, and (b) with respect to any extensions of credit hereunder denominated in Offshore Currencies, London time (or any such other customary local time with respect to such Offshore Currency as the Administrative Agent shall have notified the Company and the Lenders).

“Margin Stock” means any “margin stock” as defined in Regulation U of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any other Loan Party of any Loan Document.

“Maturity Date” means the Term Loan Maturity Date, the Revolving Maturity Date or the Incremental Term Loan Maturity Date, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Pension Plan” means a multiemployer plan, as such term is defined in Section 4001(a)(3) of ERISA, and to which the Company or any member of the Controlled Group may have any liability.

“Net Cash Proceeds” means, (x) with respect to any Asset Sale, the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Company or any Subsidiary pursuant to such sale, net of (a) the direct costs relating to such sale (including sales commissions and legal, accounting and investment banking fees), (b) taxes paid or reasonably estimated by the Company to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (c) the amount of any reserve established in accordance with GAAP in respect of (i) the sale price of the asset subject to such sale or (ii) liabilities associated with such asset that are retained by the Company or such other Loan Party and (d) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such sale; and (y) with respect to any issuance or incurrence of Debt by the Company or any Domestic Subsidiary (other than Debt not prohibited by Section 10.7 hereof), the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“Non-Consenting Lender” - see Section 14.1.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Use Fee Rate” - see Schedule 1.1.

“Note” - see Section 3.1.

“Note Purchase Agreements” means (a) the 2007 Note Purchase Agreement, (b) the 2011 Note Purchase Agreement and (c) any other Note Purchase Agreement (as defined in the Intercreditor Agreement) entered into after the Closing Date.

“Notes Financial Covenants” — see Section 10.6.

“Offshore Currency” means Australian Dollars, Canadian Dollars, Swiss Francs, Japanese Yen, Euro and, after the approval thereof, any other currency requested by the Company and approved by each Revolving Lender in accordance with Section 2.8(d).

“Offshore Currency Loan” means any Eurodollar Loan denominated in an Offshore Currency.

“Offshore Currency Sublimit” means an amount equal to the lesser of (a) $150,000,000 and (b) the Revolving Commitment.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Term Loans” — see Section 6.1.3(a).

“Participant” - see Section 14.8.2.

“Participant Register” — see Section 14.8.2.

“Participating Member State” means  any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Percentage” means, as to any Lender, the percentage that (a) the Revolving Commitment of such Lender (or, after termination of the Revolving Commitments, the principal amount of such Lender’s Revolving Loans plus the participation interest of such Lender in the outstanding Swing Line Loans and in the Stated Amount of all Letters of Credit) is of (b) the aggregate amount of the Revolving Commitments (or after termination of the Revolving Commitments, the aggregate principal amount of all Revolving Loans and Swing Line Loans and the Stated Amount of all Letters of Credit); provided that, if and so long as any Lender is a Defaulting Lender, then such percentage shall mean the percentage of the total Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment.

“Permitted Acquisition” means any Acquisition by the Company or a Subsidiary which satisfies each of the following requirements: (a) no Event of Default or Unmatured Event of Default has occurred and is continuing at the time of, or immediately after giving effect to, such Acquisition; (b) the Person to be acquired is in, or the assets to be acquired are for use in, the same or a similar line of business as the Company and its Subsidiaries or a reasonable extension thereof; (c) if the aggregate consideration to be paid by the Company and its Subsidiaries in connection with such Acquisition (including Debt assumed, but excluding capital stock of the Company or any Subsidiary) exceeds $250,000,000, the Company shall have delivered to the Administrative Agent a certificate demonstrating that, after giving effect to such Acquisition, the Company will be in pro forma compliance with the covenants in Section 10.6; and (d) in the case of the Acquisition of a Person, the Board of Directors (or equivalent governing body) of the Person being acquired shall have approved such Acquisition.

“Permitted Debt Increase” — see Section 10.6.1.

“Permitted Securitization” means any program providing for (a) the direct or indirect sale, contribution and/or transfer to a Securitization Subsidiary, in one or more related and substantially concurrent transactions, of accounts receivable, general intangibles, chattel paper or other financial assets (including rights in respect of capitalized leases) and related rights of the Company or any Subsidiary in transactions intended to constitute (and opined by nationally-recognized outside legal counsel in connection therewith to constitute) true sales or true contributions to such Securitization Subsidiary and (b) the provision of financing secured by the assets so sold, contributed and/or transferred, whether in the form of secured loans or the acquisition of undivided interests in such assets.

“Person” means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or other entity, whether acting in an individual, fiduciary or other capacity.

“Plan Asset Regulation” means the U.S. Department of Labor regulation located at 29 C.F.R. Section 2510.3-101, or any successor regulation thereto, as in effect at the time of reference, as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” as defined in the Plan Asset Regulation.

“Prepayment Event” means (i) any Asset Sale and (ii) any issuance or incurrence of Debt by the Company or any of its Domestic Subsidiaries that is not permitted hereunder.

“Prime Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate”.  (The “prime rate” is a rate set by the Administrative Agent based upon various factors, including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate.)  Any change in the “prime rate” announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“PTS Acquisition” means the acquisition by the Company of the mechanical power transmission business of Emerson Electric Co. pursuant to the PTS ASPA.

“PTS ASPA” means the Asset Sale and Purchase Agreement dated as of December 13, 2014 between Emerson Electric Co. and the Company.

“PTS ASPA Representations” means such of the representations made by or on behalf of Emerson Electric Co. in the PTS ASPA that are material to the interests of the Lenders, but only to the extent that the Company (or any of its Affiliates) has the right to terminate its obligations under the PTS ASPA or the right to elect not to consummate the PTS Acquisition as a result of a breach of such representations in the PTS ASPA.

“Public Lender” - see Section 10.1.

“Quotation Day” means with respect to any Eurodollar Loan for any Interest Period, two Business Days prior to the commencement of such Interest Period.

“Recipient” means (a) the Administrative Agent and (b) any Lender.

“Reference Bank Rate” means, the arithmetic mean of the rates (rounded upward to four decimal places) supplied to the Administrative Agent at its request by the Reference Banks as of the Specified Time on the Quotation Day for Loans in the applicable currency and the applicable Interest Period as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the applicable currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in a comparable applicable size and in that currency and for that period.

“Reference Banks” means, such banks as may be appointed by the Administrative Agent (in consultation with the Company), and that accept such appointment.

“Register” — see Section 14.8.1.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, advisors, members and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, outstanding Term Loans and unused Commitments representing a majority of the sum of the Revolving Credit Exposures, outstanding Term Loans and unused Commitments at such time.

“Revolving Commitments” means, as to any Revolving Lender at any time, its obligation to make Revolving Loans to, and/or participate in Swing Line Loans made to and Letters of Credit issued for the account of, any Borrower in an aggregate amount not to exceed at any time outstanding the Dollar amount set forth opposite such Lender’s name in Part B of Schedule 2.1 under the heading “Revolving Commitment”, as such amount may be changed from time to time pursuant to Section 6 or 12.  The initial aggregate amount of the Revolving Commitments is $500,000,000.

“Revolving Credit Exposure” means, as at any date of determination with respect to any Revolving Lender, an amount in Dollars equal to the sum of (a) the Dollar Equivalent of the aggregate unpaid principal amount of such Revolving Lender’s Revolving Loans on such date, (b)  such Revolving Lender’s Swing Line Exposure and (c) the Dollar Equivalent of such Revolving Lender’s L/C Exposure.

“Revolving Lender” means a Lender with a Revolving Commitment or outstanding Revolving Credit Exposure.

“Revolving Loans” — see Section 2.1.1(b).

“Revolving Maturity Date” means January 30, 2020.

“Revolving Maturity Date Extension Request” means a request by the Company, substantially in the form of Exhibit H or such other form as shall be approved by the Administrative Agent, for the extension of the Revolving Maturity Date pursuant to Section 6.4.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Offshore Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Offshore Currency.

“Sanctions” — see Section 9.18.

“Screen Rate” — see the definition of “Eurodollar Rate”.

“SEC” means the Securities and Exchange Commission.

“Securitization Obligations” means the aggregate investment or claim (as opposed to the value of the underlying assets subject to the applicable Permitted Securitization) held at any time by all purchasers, assignees or transferees of (or of interests in), or holders of obligations that are supported or secured by, accounts receivable, general intangibles, chattel paper or other financial assets (including rights in respect of capitalized leases) and related rights of the Company or any Subsidiary in connection with Permitted Securitizations.

“Securitization Subsidiary” means a special purpose, bankruptcy remote, directly or indirectly wholly-owned Subsidiary of the Company that is formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, contribution, transfer, sale and financing of assets and related rights in connection with and pursuant to one or more Permitted Securitizations.

“Senior Notes” means any note issued pursuant to a Note Purchase Agreements.

“Significant Subsidiary” means, at any time, any Subsidiary having (a) assets (after intercompany eliminations) with a value not less than 10% of the total value of the consolidated assets of the Company and its Subsidiaries, taken as a whole, or (b) revenues (after elimination of intercompany revenues) not less than 10% of the consolidated revenues of the Company and its Subsidiaries, taken as a whole, in each case for, or as of the end of, the most recently ended Computation Period, as the case may be.

“Solvent” means, with respect to any Person, that as of the date of determination (i) the fair value of the assets of such Person at a fair valuation will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liabilities on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Person will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Person will not have an unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and proposed to be conducted following the determination date.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Representations” means the representations and warranties set forth in (i) Section 9.1 (with respect to each Loan Party), (ii) the first sentence of Section 9.2 and (iii) Sections 9.3, 9.10, 9.11, 9.17, 9.18, 9.19 and 9.20; provided that to the extent the representations in Sections 9.17, 9.18 and 9.19 relate to entities or assets acquired pursuant to the PTS ASPA, such representations (other than with respect to use of proceeds as set forth therein) shall be “Specified Representations” only to the extent of the Company’s knowledge.

“Specified Time” means 11:00 a.m., London time (or, in the case of extensions of credit denominated in Canadian Dollars, 11:00 a.m., Toronto, Ontario time).

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the applicable Issuing Lender to be the rate quoted by the Administrative Agent as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (London time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable Issuing Lender may obtain such spot rate from another financial institution designated by the Administrative Agent or such Issuing Lender, as applicable (in consultation with the Company), if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency.

“Stated Amount” means, with respect to any Letter of Credit at any date of determination, the maximum aggregate Dollar Equivalent amount available for drawing thereunder at any time during the then ensuing term of such Letter of Credit under any and all circumstances (giving effect to any automatic increase in such amount available during such ensuing term), whether or not such maximum aggregate Dollar Equivalent amount is in effect at such time, plus the aggregate Dollar Equivalent amount of all unreimbursed payments and disbursements under such Letter of Credit, including outstanding L/C Borrowings.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of ISP98, the Dollar Equivalent amount so remaining available for drawing shall be included in the Stated Amount.

“Subordinated Debt” means any Debt of the Company or any Subsidiary that (a) is subordinated to the obligations of the Company and its Subsidiaries under the Loan Documents in a manner approved in writing by the Required Lenders and (b) has (i) no amortization prior to the date that is at least 91 days after the Latest Maturity Date, (ii) financial covenants and events of default (and related definitions) that are acceptable to the Required Lenders and (iii) no limitation on senior Debt (or any guaranty thereof) that is unacceptable to the Required Lenders.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares or other ownership interests as have more than 50% of the ordinary voting power for the election of directors or other managers of such entity.  Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

“Subsidiary Borrower” means any Subsidiary that is designated as a Subsidiary Borrower by the Company pursuant to Section 2.7, which Subsidiary shall have delivered a Subsidiary Borrower Supplement in accordance with Section 2.7(a).

“Subsidiary Borrower Supplement” means a Subsidiary Borrower Supplement substantially in the form of Exhibit F.

“Subsidiary Guarantor” means, at any time, each Subsidiary that has executed a counterpart of the Subsidiary Guaranty at or prior to such time (or is required to execute a counterpart of the Subsidiary Guaranty at such time), excluding any such Person which has been released from its obligations under the Subsidiary Guaranty in accordance with the terms hereof.

“Subsidiary Guaranty” means, collectively, the guaranty substantially in the form of Exhibit C issued by the Subsidiary Guarantors and each guaranty executed by any other Subsidiary with respect to the obligations of any Borrower under the Loan Documents.

“Supported Letter of Credit” means a Letter of Credit for which the Company has provided Backup Support in an amount equal to the sum of (a) the Stated Amount of such Letter of Credit and (b) all fees that will be payable with respect to such Letter of Credit assuming such Letter of Credit is drawn in full on the scheduled expiration date thereof.  If a Letter of Credit is denominated in a currency other than Dollars, then the amount specified in clause (a) shall be in the currency in which such Letter of Credit is denominated or other arrangements shall be made so that the Administrative Agent and the applicable Issuing Lender are satisfied, in their sole discretion, that the amount of Backup Support for such Letter of Credit is sufficient to account for currency fluctuations during the remaining term of such Letter of Credit.

“Suretyship Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person.  The amount of any Person’s obligation in respect of any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be equal to the lesser of (i) the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Suretyship Liability is incurred or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, and (ii) the stated amount of such Suretyship Liability.

“Swap” means  any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” means, with respect to any person, any obligation to pay or perform under any Swap.

“Swap Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Swing Line Exposure” means, at any time, the sum of the aggregate principal amount of all Swing Line Loans outstanding at such time.  The Swing Line Exposure of any Revolving Lender at any time shall be the sum of (a) its Percentage of the total Swing Line Exposure at such time related to Swing Line Loans other than any Swing Line Loans made by such Lender in its capacity as a Swing Line Lender and (b) if such Lender shall be a Swing Line Lender, the principal amount of all Swing Line Loans made by such Lender outstanding at such time (to the extent that the other Revolving Lenders shall not have funded their participations in such Swing Line Loans).

“Swing Line Lenders” means each of JPMorgan, U.S. Bank National Association, Wells Fargo Bank, N.A. and Bank of America, N.A., each in its capacity as a swing line lender hereunder, together with any replacement swing line lender arising under Section 13.8.

“Swing Line Sublimit” - see Section 2.4.1.

“Swing Line Loan” - see Section 2.4.1.

“Swiss Francs” or the “SF” sign means the lawful currency of Switzerland.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means a Lender with an outstanding Term Loan.

“Term Loan Commitment” means, as to any Lender, its obligation to make a Term Loan to the Company on the Closing Date, expressed as an amount representing the maximum principal amount of the Term Loans to be made by such Lender hereunder, as such Commitment may be changed from time to time pursuant to Section 6.  The initial amount of such Lender’s Term Loan Commitment is set forth opposite such Lender’s name in Part A of Schedule 2.1 under the heading “Term Loan Commitment”.  The initial aggregate amount of the Term Loan Commitments is $1,250,000,000.

“Term Loan Maturity Date” means January 30, 2020.

“Term Loan Repayment Date” — see Section 6.3.1.

“Term Loans” has the meaning assigned to such term in Section 2.1.1(a).  Unless the context shall otherwise require, the term “Term Loans” shall include any Incremental Term Loans.

“Transactions” means the execution and delivery by the Loan Parties of this Agreement, the performance by the Loan Parties of their obligations hereunder and thereunder, the borrowings made or to be made hereunder and the use of the proceeds thereof.

“Transition Period” means the period commencing on the date of acquisition by the Company or any Subsidiary of any person or line of business and ending on the last day of the fourth full Fiscal Quarter following such date of consummation.

“Type of Loan or Borrowing” - see Section 2.2.1.  The types of Loans or borrowings under this Agreement are as follows:  Base Rate Loans or borrowings and Eurodollar Loans or borrowings.

“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” - see Section 7.7(e)(ii)(B)(3).

“Voting Stock” means, as applied to the stock of any corporation, stock of any class or classes (however designated) having by the terms thereof ordinary voting power to elect a majority of the members of the board of directors (or other governing body) of such corporation other than stock having such power only by reason of the happening of a contingency.

1.2                               Other Interpretive Provisions.  (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)                                  (i)                                     The term “including” is not limiting and means “including without limitation”.

(ii)                                  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(d)                                 Unless otherwise expressly provided herein, (i) references in any Loan Document to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, (ii) references in any Loan Document to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation and (iii) references in any Loan Document to any Person shall be construed to include such Person’s successors and assigns, subject to any restriction upon assignment contained in any Loan Document.

(e)                                  This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are independent and each shall be performed in accordance with its terms.

(f)                                   This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company, the Lenders and the other parties hereto and thereto and are the products of all parties.  Accordingly, they shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or the Lenders’ involvement in their preparation.

(g)                                  Unless otherwise expressly provided herein, any reference to a particular time means such time in New York, New York.

(h)                                 For all purposes of this Agreement (but not for purposes of the preparation of any financial statements, any schedule pertaining to Foreign Subsidiaries or any compliance certificate delivered pursuant hereto), the equivalent in any Offshore Currency or other currency of an amount in Dollars, and the equivalent in Dollars of an amount in any Offshore Currency or other currency, shall be determined at the Spot Rate.

(i)                                     Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied (it being agreed that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Borrowers or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof); provided that (i) notwithstanding any provision of any Loan Document to the contrary, for purposes of this Agreement and each other Loan Document (other than covenants to deliver financial statements), the determination of whether a lease constitutes a capital lease or an operating lease and whether obligations arising under a lease are required to be capitalized on the balance sheet of the lessee thereunder and/or recognized as interest expense in the lessee’s financial statements shall be determined under generally accepted accounting principles in the United States as of the date of this Agreement, notwithstanding any modifications or interpretive changes thereto that may occur thereafter and (ii) if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Section 10 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Section 10 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.  For purposes of calculating the Funded Debt to EBITDA Ratio (and any component definitions thereof), the Interest Coverage Ratio (and any component definitions thereof), consolidated assets (including total or tangible assets) and revenues, any Acquisition (including for the avoidance of doubt, the PTS Acquisition), any sale or other disposition outside the ordinary course of business by the Company or any of the Subsidiaries of any asset or group of related assets in one or a series of related transactions, any incurrence of any Debt, and any related financing or other transactions in connection with any of the foregoing, occurring during the period for which such ratios are calculated shall be deemed to have occurred on the first day of the relevant period for which such ratios were calculated on a pro forma basis reasonably acceptable to the Administrative Agent.

SECTION 2.                            COMMITMENTS OF THE BANKS; BORROWING AND CONVERSION PROCEDURES; LETTER OF CREDIT PROCEDURES; SWING LINE LOANS.

2.1                               Commitments.  On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone and not jointly, agrees to make loans to, and to issue or participate in the issuance of letters of credit for the account of, the Company and/or, as applicable, one or more Subsidiaries as follows:

2.1.1                     Term Loans and Revolving Loans.  (a)  Subject to the terms and conditions set forth herein, each Lender agrees to make a term loan (each, a “Term Loan”) to the Company on the Closing Date in a principal amount in Dollars not exceeding its Term Loan Commitment.  The Company may make only one borrowing under the Term Loan Commitments.  Amounts borrowed under this Section 2.1.1(a) and subsequently repaid or prepaid may not be reborrowed.

(b)                                 Each Lender will make loans on a revolving basis to the Borrowers (“Revolving Loans”) from time to time before the Revolving Maturity Date in Dollars and/or one or more Offshore Currencies; provided that, upon giving effect to any such Revolving Loan, (a) the sum of the aggregate outstanding Dollar Equivalent amount of all Offshore Currency Loans plus the Stated Amount of all Letters of Credit denominated in an Offshore Currency shall not exceed the Offshore Currency Sublimit, (b) such Lender’s Revolving Credit Exposure shall not exceed such Lender’s Revolving Commitment and (c) the aggregate Revolving Credit Exposure shall not exceed the aggregate Revolving Commitment; provided further that on the Closing Date after giving effect to any Credit Extensions with respect to Revolving Loans and Letters of Credit outstanding on such date the Revolving Commitment plus unrestricted cash on hand at the Company and its Subsidiaries (excluding proceeds of Revolving Loans and Letters of Credit) shall exceed the Revolving Credit Exposure by at least $250,000,000.  Amounts borrowed under this Section 2.1.1(b) may be borrowed, repaid and reborrowed until the Revolving Maturity Date.

2.1.2                     L/C Commitment.  (a) Each Issuing Lender will issue standby and commercial letters of credit from time to time denominated in Dollars and/or in one or more Offshore Currencies before the Revolving Maturity Date, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the applicable Issuing Lender and the Company, at the request of and for the account of the Company (or jointly for the account of the Company and any Subsidiary) from time to time before the date which is 30 days prior to the scheduled Revolving Maturity Date; and (b) as more fully set forth in Section 2.3.2, each Lender agrees to purchase a participation in each such Letter of Credit; provided that, after giving effect to the issuance of each Letter of Credit, (i) the aggregate Stated Amount of all Letters of Credit shall not exceed the lesser of (x) $100,000,000 and (y) the aggregate Revolving Commitment (the “L/C Sublimit”), (ii) unless otherwise agreed by an individual Issuing Lender (in its sole discretion), the Stated Amount of all Letters of Credit issued by such Issuing Lender shall not exceed such Issuing Lender’s L/C Commitment, (iii) the sum of the aggregate outstanding Dollar Equivalent amount of all Offshore Currency Loans plus the Stated Amount of all Letters of Credit denominated in an Offshore Currency shall not exceed the Offshore Currency Sublimit, (iv) each Revolving Lender’s Revolving Credit Exposure shall not exceed such Revolving Lender’s Revolving Commitment; and (v) the aggregate Revolving Credit Exposure shall not exceed the aggregate Revolving Commitment.

2.2                               Loan Procedures.

2.2.1                     Various Types of Loans.  Each Loan shall be either a Base Rate Loan or a Eurodollar Loan (each a “type” of Loan), as the applicable Borrower shall specify in the related notice of borrowing, continuation or conversion pursuant to Section 2.2.2 or 2.2.3; provided that notwithstanding anything herein to the contrary, Loans denominated in Offshore Currencies may only be maintained by the Borrowers as Eurodollar Loans.  Eurodollar Loans of the same Class, made to the same Borrower, denominated in the same currency and having the same Interest Period are sometimes called a “Group” or collectively “Groups”.  Base Rate Loans and Eurodollar Loans may be outstanding at the same time, provided that (i) not more than fifteen different Groups of Eurodollar Loans shall be outstanding at any one time and (ii) the aggregate principal amount of each Group of Eurodollar Loans shall at all times be at least in an amount such that the Dollar Equivalent thereof is at least (x) in the case of Eurodollar Loans to be made to the Company, $3,000,000 and an integral multiple of $1,000,000 in excess thereof, and (y) in the case of Eurodollar Loans to be made to a Subsidiary Borrower, $1,000,000 and an integral multiple of $250,000 in excess thereof.  All borrowings, conversions and repayments of Revolving Loans shall be effected so that each Lender will have a pro rata share (based on its Revolving Commitments) of all types and Groups of Revolving Loans.

2.2.2                     Borrowing Procedures.  The applicable Borrower shall give written notice (or in the case of a borrowing denominated in Dollars, telephonic notice (followed promptly by written confirmation thereof)) to the Administrative Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 12:00 noon (New York City time) on the proposed date of such borrowing, and (b) in the case of a Eurodollar borrowing, 2:00 p.m. (Local Time) (i) at least three Business Days prior to the proposed date of such borrowing, in the case of a borrowing denominated in Dollars, (ii) at least four Business Days prior to the proposed date of such borrowing, in the case of a borrowing denominated in a currency specified in the definition of “Offshore Currency” on the Closing Date and (iii) the number of days determined by the Administrative Agent to be customary for its syndicated credit facilities, if such Eurodollar Loans are to be denominated in a currency not covered by the preceding clause (ii).  Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a Eurodollar borrowing, the initial Interest Period and the Applicable Currency therefor.  Promptly upon receipt of such notice, the Administrative Agent shall advise each Lender thereof and, if such borrowing is in an Offshore Currency, of the aggregate Dollar Equivalent amount of such borrowing and the Spot Rate used by the Administrative Agent to determine such aggregate Dollar Equivalent amount.  Not later than 2:00 p.m. (Local Time) on the date of a proposed borrowing, each Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with Same Day Funds covering such Lender’s pro rata share of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in Section 11 with respect to such borrowing have not been satisfied, the Administrative Agent shall pay over the requested amount to the applicable Borrower on the requested borrowing date.  Each borrowing shall be on a Business Day.  Each borrowing shall be in an aggregate amount such that the Dollar Equivalent thereof is at least (x) in the case of a borrowing for the Company, $3,000,000 and an integral multiple of $1,000,000 in excess thereof, and (y) in the case of a borrowing for a Subsidiary Borrower, $1,000,000 and an integral multiple of $250,000 in excess thereof.

2.2.3                     Conversion and Continuation Procedures.  (a) Subject to the provisions of Section 2.2.1, the applicable Borrower may, upon irrevocable written notice (or in the case of a borrowing denominated in Dollars, telephonic notice (followed promptly by written confirmation thereof)) to the Administrative Agent in accordance with clause (b) below:

(i)                                     elect, as of any Business Day, to convert any outstanding Loan denominated in Dollars into a Loan of a different type; or

(ii)                                  elect, as of the last day of the applicable Interest Period, to continue any Group of Eurodollar Loans having an Interest Period expiring on such day (or any part thereof in an aggregate amount such that the Dollar Equivalent thereof is not less than (x) in the case of Eurodollar Loans to be made to the Company, $3,000,000 and an integral multiple of $1,000,000 in excess thereof, and (y) in the case of Eurodollar Loans to be made to a Subsidiary Borrower, $1,000,000 and an integral multiple of $250,000 in excess thereof) for a new Interest Period.

(b)                                 The applicable Borrower shall give notice to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 1:30 p.m. (New York City time) on the proposed date of such conversion; and (ii) in the case of a conversion into or continuation of Eurodollar Loans, 2:00 p.m. (Local Time) at least (x) three Business Days prior to the proposed date of such conversion or continuation, if the applicable Loans are to be converted into or continued as Eurodollar Loans denominated in Dollars, (y) four Business Days prior to the proposed date of such conversion or continuation, if the applicable Loans are to be converted into or continued as Offshore Currency Loans denominated in a currency specified in the definition of “Offshore Currency” as of the Closing

Date and (z) the number of Business Days determined by the Administrative Agent to be customary for its syndicated credit facilities, if the applicable Loans are to be converted into or continued as Offshore Currency Loans in a currency not covered by the preceding clause (y), specifying in each case:

(1)                                 the proposed date of conversion or continuation;

(2)                                 the aggregate amount of Loans to be converted or continued;

(3)                                 the type of Loans resulting from the proposed conversion or continuation; and

(4)                                 in the case of conversion into, or continuation of, Eurodollar Loans, the duration of the requested Interest Period therefor.

(c)                                  If upon expiration of any Interest Period applicable to any Eurodollar Loan, the applicable Borrower has failed to select timely a new Interest Period to be applicable to such Eurodollar Loan, such Borrower shall be deemed to have elected to continue such Eurodollar Loan with a one-month Interest Period effective on the last day of such Interest Period.

(d)                                 The Administrative Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2 or, if no timely notice is provided by the applicable Borrower, of the details of any automatic continuation.

(e)                                  Unless the Required Lenders otherwise consent, during the existence of any Event of Default or Unmatured Event of Default, no Borrower may elect to have a Loan denominated in Dollars converted into or continued as a Eurodollar Loan.

2.3                               Letter of Credit Procedures.

2.3.1                     Issuance Procedures.  (a) On the Closing Date, each Existing Letter of Credit shall be deemed to have been issued hereunder and shall be a “Letter of Credit” for all purposes hereof.

(b)                                 The Company shall give notice to the Administrative Agent and the applicable Issuing Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Administrative Agent and the applicable Issuing Lender shall agree in any particular instance) prior to the proposed date of issuance of such Letter of Credit; provided that at least five days’ prior notice (or such lesser number of days as the Administrative Agent and the applicable Issuing Lender shall agree in any particular instance) shall be required in respect of each Letter of Credit to be denominated in an Offshore Currency.  Each such notice shall be accompanied by an L/C Application, duly executed by the Company (together with any Subsidiary for the joint account of which the related Letter of Credit is to be issued) and in all respects reasonably satisfactory to the Administrative Agent and the applicable Issuing Lender, together with such other documentation as the Administrative Agent or such Issuing Lender may reasonably request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated, which shall be Dollars or an Offshore Currency, whether such Letter of Credit is to be transferable and the expiration date of such Letter of Credit (which shall not be later than the earlier of (i) one year from the date of issuance thereof and (ii) seven days prior to the Revolving Maturity Date (unless either (A) all of the Revolving Lenders and the applicable Issuing Lender have approved such expiration date or (B) such Letter of Credit is a Supported Letter of Credit or the Company confirms in writing to the applicable Issuing Lender not later than the seventh day prior to the Revolving Maturity Date that such Letter of Credit will be a Supported Letter of Credit on the Revolving Maturity Date and such Letter of Credit is in fact a Supported Letter of Credit on the Revolving Maturity Date; provided that such expiration date shall not be later than one year after the Revolving Maturity Date)).  So long as the applicable Issuing Lender has not received written notice that the conditions precedent to the issuance of a Letter of Credit have not been satisfied, such Issuing Lender shall issue such Letter of Credit on the requested issuance date.  The applicable Issuing Lender shall promptly advise the Administrative Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder.  Notwithstanding any other provision of this Agreement, no Issuing Lender shall have any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular; (ii) the issuance of such Letter of Credit would violate any law, rule or regulation or any policy of such Issuing Lender; (iii) such Letter of Credit is to be denominated in a currency other than Dollars or any Offshore Currency; or (iv) a default of any Revolving Lender’s obligation to fund under Section 2.3.5 exists or any Revolving Lender is otherwise a Defaulting Lender, unless such Letter of Credit is a Supported Letter of Credit, such Revolving Lender’s obligation to fund under Section 2.3.5 has been Cash Collateralized or such Issuing Lender has otherwise entered into satisfactory arrangements with the Company or such Revolving Lender to eliminate such Issuing Lender’s risk with respect to such Revolving Lender.  Without limiting the foregoing, the Company shall cause all Letters of Credit that are outstanding on the Revolving Maturity Date to be Supported Letters of Credit on or prior to the Revolving Maturity Date if such Letters of Credit are to remain outstanding after the Revolving Maturity Date.

2.3.2                     Participations in Letters of Credit.  Concurrently with the issuance of each Letter of Credit (or, in the case of the Existing Letters of Credit, on the Closing Date), the applicable Issuing Lender shall be deemed to have sold and transferred to each other Revolving Lender, and each other Revolving Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such other Revolving Lender’s Percentage, in such Letter of Credit (or, if applicable, all Existing Letters of Credit) and the Company’s reimbursement obligations with respect thereto.  Each Revolving Lender agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Company (or applicable Subsidiary) in accordance with the terms of this Agreement (or in the event that any reimbursement received by the applicable Issuing

Lender shall be required to be returned by it at any time), such Revolving Lender shall pay to the Administrative Agent for the account of such Issuing Lender upon demand an amount equal to such Revolving Lender’s Percentage of the amount that is not so reimbursed (or is so returned).  Each Revolving Lender’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Issuing Lender, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Unmatured Event of Default or Event of Default or the failure to satisfy any of the other conditions specified in Section 11, (iii) any adverse change in the condition (financial or otherwise) of the Company or its Subsidiaries, (iv) any breach of this Agreement or any other Loan Document by the Company, any other Loan Party or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Each Issuing Lender hereby agrees, upon request of the Administrative Agent or any Revolving Lender, to deliver to such Revolving Lender a list of all outstanding Letters of Credit, together with such information related thereto as such Revolving Lender may reasonably request.

If any amount required to be paid by any Revolving Lender to an Issuing Lender pursuant to this Section 2.3.2 in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such Revolving Lender shall pay to such Issuing Lender on demand an amount equal to the product of (i) the Dollar Equivalent of such amount, times (ii) the daily average Federal Funds Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any Revolving Lender pursuant to this Section 2.3.2 is not made available to such Issuing Lender by such Revolving Lender within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such Revolving Lender, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans that are Revolving Loans.  A certificate of an Issuing Lender submitted to any applicable Revolving Lender with respect to any amounts owing under this Section 2.3.2 shall be conclusive in the absence of manifest error.

2.3.3                     Reimbursement Obligations.  Upon an Issuing Lender’s determination that documents presented by the Letter of Credit beneficiary or transferee thereof for payment under a Letter of Credit are in compliance with the terms and conditions thereof, the applicable Issuing Lender will promptly notify the Company and the Administrative Agent that compliant documents have been received and informing them of the Honor Date.  The Company shall (or, if the applicable Letter of Credit was issued jointly for the account of the Company and a Subsidiary, shall cause such Subsidiary to) reimburse the applicable Issuing Lender through the Administrative Agent prior to 11:00 a.m. (Local Time) on each date that any amount is paid by such Issuing Lender under any Letter of Credit (each such date, an “Honor Date”); provided that if the Company does not receive notice of the amount paid by the applicable Issuing Lender prior to 10:00 a.m. (Local Time) on such Honor Date, the Company shall (or shall cause the applicable Subsidiary to) reimburse such Issuing Lender, in the same currency as was paid by such Issuing Lender or, at the Company’s option, in an amount in Dollars equal to the Dollar Equivalent of the amount so paid by such Issuing Lender, not later than 10:00 a.m. (Local Time) on the

Business Day immediately following the date on which the Company receives notice of the amount so paid by such Issuing Lender (and such reimbursement shall include interest for the period from the Honor Date to the date of reimbursement at the Base Rate (or such other rate as the Company and such Issuing Lender shall agree) on the Dollar Equivalent of the amount so reimbursed).  If the Company (or if the applicable Letter of Credit was issued jointly for the account of the Company and a Subsidiary, the Company or such Subsidiary) fails to reimburse the applicable Issuing Lender for the full amount of any drawing under any Letter of Credit by the time specified in the previous sentence, at the option of the applicable Issuing Lender, the Administrative Agent will promptly notify each Revolving Lender thereof, and the Company shall be deemed to have requested that Base Rate Revolving Loans in an amount equal to the Dollar Equivalent of such unreimbursed amount be made by Revolving Lenders on the date the Administrative Agent provides such notice (or, if such notice is provided by the Administrative Agent after 11:00 a.m. (Local Time) on any Business Day, on the immediately following Business Day, subject to the amount of the unutilized portion of the Revolving Commitment and subject to the conditions set forth in Section 11.2).  Any notice given by an Issuing Lender or the Administrative Agent pursuant to this Section 2.3.3 may be oral if immediately confirmed in writing (including by electronic communication); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.3.4                     Limitation on Obligations of Issuing Lender.  In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation to the Company or any Revolving Lender other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and appear to comply on their face with the requirements of such Letter of Credit.  The parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.  Any action taken or omitted to be taken by the applicable Issuing Lender under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence and willful misconduct, shall not impose upon such Issuing Lender any liability to the Company, its Subsidiaries or any Revolving Lender and shall not reduce or impair the Company’s reimbursement obligations set forth in Section 2.3.3 or the obligations of the Revolving Lenders pursuant to Section 2.3.5.

2.3.5                     Funding by Revolving Lenders.  Each Revolving Lender shall upon any notice pursuant to Section 2.3.3 make available to the Administrative Agent for the account of the applicable Issuing Lender an amount in Dollars and in immediately available funds equal to its Percentage of the Dollar Equivalent of the amount of the applicable drawing, whereupon the participating Revolving Lenders shall (subject to Section 2.3.6) each be deemed to have made a Base Rate Revolving Loan to the Company in that amount.  If any Revolving Lender so notified fails to make available to the Administrative Agent for the account of the applicable Issuing Lender the amount of such Revolving Lender’s Percentage of the Dollar Equivalent of the amount of the applicable drawing by 12:00 noon (Local Time) on the Honor Date, then interest shall accrue on such amount, from the Honor Date to the date such Revolving Lender makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period.  The Administrative Agent will promptly give notice of the occurrence of the

Honor Date, but failure of the Administrative Agent to give any such notice on the Honor Date or in sufficient time to enable any Revolving Lender to effect such payment on such date shall not relieve such Revolving Lender from its obligations under this Section 2.3.5.

2.3.6                     L/C Borrowings.  With respect to any unreimbursed drawing that is not converted into Base Rate Revolving Loans to the Company in whole or in part, because of the Company’s failure to satisfy the conditions set forth in Section 11.2 or for any other reason, the Company shall be deemed to have incurred from the applicable Issuing Lender an L/C Borrowing in the Dollar Equivalent of the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus the Base Rate Margin plus 2.0% per annum, and each Revolving Lender’s payment to such Issuing Lender pursuant to Section 2.3.5 shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.3.

2.3.7                     Repayment of Participations.  Upon (and only upon) receipt by the Administrative Agent for the account of the applicable Issuing Lender of immediately available funds from or on behalf of the Company (a) in reimbursement of any payment or disbursement under a Letter of Credit with respect to which a Revolving Lender has paid the Administrative Agent for the account of such Issuing Lender the amount of such Revolving Lender’s participation therein or (b) in payment of any interest thereon, the Administrative Agent will pay to such Revolving Lender its pro rata share (according to its Percentage) thereof (and such Issuing Lender shall receive the amount otherwise payable to any Revolving Lender which did not so pay the Administrative Agent the amount of such Revolving Lender’s participation in such payment or disbursement).

2.3.8                     Obligations Unconditional.  Each Revolving Lender’s obligation in accordance with this Agreement to make the Revolving Loans or L/C Advances, as contemplated by this Section 2.3, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the applicable Issuing Lender and shall not be affected by any circumstance, including (a) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against such Issuing Lender, the Company or any other Person for any reason whatsoever; (b) the occurrence or continuance of an Event of Default, an Unmatured Event of Default or a Material Adverse Effect; or (c) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans under this Section 2.3 is subject to the conditions set forth in Section 11.2.

2.3.9                     Reimbursement Obligations Unconditional.  The obligations of the Company under this Agreement and any L/C Application to reimburse the applicable Issuing Lender for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Revolving Loans, shall be absolute, unconditional and irrevocable, and shall be paid in accordance with the terms of this Agreement and each applicable L/C Application under all circumstances, including the following:

(a)                                 any lack of validity or enforceability of any Letter of Credit or this Agreement or any L/C Application, or any term or provision therein;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from any L/C Application;

(c)                                  the existence of any claim, set-off, defense or other right that the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by any L/C Application or any unrelated transaction;

(d)                                 any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(e)                                  any payment by such Issuing Lender under any Letter of Credit against presentation of a draft or certificate that does not comply with the terms of any Letter of Credit; or any payment made by such Issuing Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any bankruptcy, insolvency or similar proceeding;

(f)                                   any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Company in respect of any Letter of Credit; or

(g)                                  any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a legal or equitable discharge of, or provide a right of setoff against, the Company or a guarantor.

Neither the Administrative Agent, the Lenders nor any Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Lender; provided that nothing in this Section 2.3.9 shall be construed to excuse an Issuing Lender from liability to the Company to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages) suffered by the Company or any Subsidiary that are caused by such Issuing Lender’s failure to exercise the agreed standard of care in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable

Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination.

2.3.10              Applicability of ISP98 and UCP.  Unless otherwise expressly agreed by the applicable Issuing Lender and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (a) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) (“ISP98”) shall apply to each standby Letter of Credit, and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance (the “UCP”), shall apply to each commercial Letter of Credit (it being understood that if applicable local law or other governing rules require the UCP to apply to a standby Letter of Credit, the UCP and not ISP98 shall so apply).

2.3.11              Utilization of Offshore Currencies.  In the case of a proposed issuance of a Letter of Credit denominated in an Offshore Currency, an Issuing Lender shall be under no obligation to issue such Letter of Credit if such Issuing Lender cannot issue Letters of Credit denominated in the requested Offshore Currency, in which event such Issuing Lender will give notice to the Company no later than 10:30 a.m. (Local Time) on the third Business Day prior to the date of such issuance that the issuance in the requested Offshore Currency is not then available.  If the applicable Issuing Lender shall have so notified the Company that any such issuance in a requested Offshore Currency is not then available, then such requested Letter of Credit shall not be issued unless the Company, by notice to such Issuing Lender not later than 5:00 p.m. (Local Time) three Business Days prior to the requested date of such issuance, requests that the Letter of Credit be denominated in Dollars and issued in an equivalent aggregate amount, in which case the Letter of Credit shall be so denominated and issued.

2.4                               Swing Line Loans.

2.4.1                     Swing Line Loans.  Subject to the terms and conditions of this Agreement, each Swing Line Lender, on a several and not joint basis, agrees to make loans to the Company (collectively the “Swing Line Loans” and individually each a “Swing Line Loan”) from time to time in Dollars in accordance with this Section 2.4 in an aggregate amount not at any time exceeding the lesser of $50,000,000 and the aggregate Revolving Commitment (the “Swing Line Sublimit”); provided that, after giving effect to the making of each Swing Line Loan, (a) the aggregate Revolving Credit Exposure shall not exceed the aggregate Revolving Commitment, (b) unless otherwise agreed by the applicable Swing Line Lender in its sole discretion, such Swing Line Lender’s Revolving Credit Exposure shall not exceed such Swing Line Lender’s Revolving Commitment (in its capacity as a Revolving Lender), (c) each Revolving Lender’s Revolving Credit Exposure shall not exceed such Revolving Lender’s Revolving Commitment.  All Swing Line Loans shall be made ratably among all of the Swing Line Lenders.  Amounts borrowed under this Section 2.4 may be borrowed, repaid and reborrowed until the Revolving Maturity Date; provided that all outstanding Swing Line Loans shall be due and payable in full upon the earliest of (x) any borrowing of Revolving Loans, (y) the date that is five Business Days after the making of such Swing Line Loan and (z) the Revolving Maturity Date.

The failure of any Swing Line Lender to make its ratable portion of a Swing Line Loan shall not relieve any other Swing Line Lender of its obligation hereunder to make its ratable portion of such Swing Line Loan on the date of such Swing Line Loan, but no Swing Line Lender shall be responsible for the failure of any other Swing Line Lender to make the ratable portion of a Swing Line Loan to be made by such other Swing Line Lender on the date of any Swing Line Loan.

2.4.2                     Swing Line Loan Procedures.  The Company shall give written or telephonic notice to the Administrative Agent (which shall promptly inform the Swing Line Lenders) of each proposed Swing Line Loan not later than 2:00 p.m. (New York City time)  on the proposed date of such Swing Line Loan.  Each such notice shall be effective upon receipt by the Administrative Agent and shall specify the date and amount of such Swing Line Loan, which shall be $50,000 or a higher integral multiple thereof.  So long as the Swing Line Lenders have not received written notice that the conditions precedent set forth in Section 11 with respect to the making of such Swing Line Loans have not been satisfied, each Swing Line Lender shall pay over its ratable portion of the requested amount to the Company on the requested borrowing date (such ratable portion to be calculated based upon such Swing Line Lender’s Revolving Commitment to the total Revolving Commitments of all the Swing Line Lenders).  Concurrently with the making of any Swing Line Loan, such Swing Line Lender shall be deemed to have sold and transferred, and each Revolving Lender shall be deemed to have purchased and received from such Swing Line Lender, an undivided interest and participation to the extent of such Revolving Lender’s Percentage in such Swing Line Loan (but such participation shall remain unfunded until required to be funded pursuant to Section 2.4.3).

2.4.3                     Refunding of, or Funding of Participations in, Swing Line Loans.  Any applicable Swing Line Lender may at any time, in its sole discretion, upon at least three Business Days’ notice (or same day notice if an Event of Default exists) to the Company and the Administrative Agent (it being understood that any notice delivered after 9:00 a.m. (New York City time) shall be deemed received on the next Business Day), on behalf of the Company (which hereby irrevocably authorizes each Swing Line Lender to act on its behalf) deliver a notice to the Administrative Agent (which shall promptly notify each Revolving Lender of its receipt thereof) requesting that each Revolving Lender (including such Swing Line Lender in its individual capacity) make a Revolving Loan (which shall be a Base Rate Loan unless the Company makes a timely request for a borrowing of Eurodollar Loans denominated in Dollars) on the date specified in such notice in such Revolving Lender’s Percentage of the aggregate amount of Swing Line Loans outstanding on such date for the purpose of repaying all Swing Line Loans (and, upon receipt of the proceeds of such Revolving Loans, the Administrative Agent shall apply such proceeds to repay Swing Line Loans); provided that if the conditions precedent to a borrowing of Revolving Loans are not then satisfied or for any other reason the Revolving Lenders may not then make Revolving Loans, then instead of making Revolving Loans each Revolving Lender shall become immediately obligated to fund its participation in all outstanding Swing Line Loans and shall pay to the Administrative Agent for the account of the applicable Swing Line Lenders an amount equal to such Revolving Lender’s Percentage of such Swing Line Loans.  If and to the extent any Revolving Lender shall not have made such amount available to the Administrative Agent by 2:00 p.m. (New York City time) on the Business Day on which such Revolving Lender receives notice from the Administrative Agent of its obligation to fund its participation in Swing Line Loans (it being understood that any such notice received after 12:00 noon (New York City time) on any Business Day shall be deemed to have been received on the next following Business Day), such Revolving Lender agrees to pay interest on such amount to the Administrative Agent for the Swing Line Lenders’ accounts forthwith on demand for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate plus the Base Rate Margin from time to time in effect.  Any Revolving Lender’s failure to make available to the Administrative Agent its Percentage of the amount of all outstanding Swing Line Loans shall not relieve any other Revolving Lender of its obligation hereunder to make available to the Administrative Agent such other Revolving Lender’s Percentage of such amount, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available to the Administrative Agent such other Revolving Lender’s Percentage of any such amount.

2.4.4                     Repayment of Participations.  Upon (and only upon) receipt by the Administrative Agent for the account of the Swing Line Lenders of immediately available funds from or on behalf of the Company (a) in reimbursement of any Swing Line Loan with respect to which a Revolving Lender has paid the Administrative Agent for the account of the Swing Line Lenders the amount of such Revolving Lender’s participation therein or (b) in payment of any interest on a Swing Line Loan, the Administrative Agent will pay to such Revolving Lender its pro rata share (according to its Percentage) thereof (and the Swing Line Lender shall receive the amount otherwise payable to any Revolving Lender which did not so pay the Administrative Agent the amount of such Revolving Lender’s participation in such Swing Line Loan).

2.4.5                     Participation Obligations Unconditional.  (a) Each Revolving Lender’s obligation to make available to the Administrative Agent for the account of the Swing Line Lenders the amount of its participation interest in all Swing Line Loans as provided in Section 2.4.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against any Swing Line Lender or any other Person, (ii) the occurrence or continuance of an Event of Default or Unmatured Event of Default, (iii) any adverse change in the condition (financial or otherwise) of the Company or any Subsidiary thereof, (iv) any termination of the Commitments or (v) any other circumstance, happening or event whatsoever.

(b)                                 Notwithstanding the provisions of clause (a) above, no Revolving Lender shall be required to purchase a participation interest in any Swing Line Loan if, prior to the making by the Swing Line Lenders of such Swing Line Loan, such Swing Line Lenders received written notice specifying that one or more of the conditions precedent to the making of such Swing Line Loan were not satisfied and, in fact, such conditions precedent were not satisfied at the time of the making of such Swing Line Loan.

2.5                               Commitments Several.  The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

2.6                               Certain Conditions.  Notwithstanding any other provision of this Agreement, no Lender shall have an obligation to make any Loan, and no Issuing Lender shall have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

2.7                               Subsidiary Borrowers.  (a) On or after the Closing Date, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), the Company may designate any wholly-owned Subsidiary (other than any Securitization Subsidiary) as a Subsidiary Borrower by delivery to the Administrative Agent of a Subsidiary Borrower Supplement executed by such Subsidiary and the Company, together with a Note in favor of each requesting Revolving Lender, and such Subsidiary shall for all purposes of this Agreement be a Subsidiary Borrower and party to this Agreement (until its status as a Subsidiary Borrower is terminated in accordance with clause (c) below).  As soon as practicable upon receipt of a Subsidiary Borrower Supplement, the Administrative Agent will deliver a copy thereof to each Revolving Lender.

(b)                                 Notwithstanding the foregoing clause (a), (i) no Subsidiary Borrower that is a Domestic Subsidiary may borrow Revolving Loans prior to the fifth Business Day after the Administrative Agent has distributed copies of the applicable Subsidiary Borrower Supplement pursuant to the last sentence of clause (a) and (ii) no Subsidiary Borrower that is a Foreign Subsidiary may (x) borrow Revolving Loans prior to the tenth Business Day after the Administrative Agent has distributed copies of the applicable Subsidiary Borrower Supplement pursuant to the last sentence of clause (a) or (y) borrow or maintain Revolving Loans if any Lender has notified the Administrative Agent (which notice has not been withdrawn) that such Lender has determined in good faith that (A) as of the date such Subsidiary Borrower is eligible to borrow Revolving Loans pursuant to the foregoing clause (b)(ii)(x) or (B) as the result of the introduction of, any change in, or any change in the interpretation or administration of any applicable law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case described in this clause (B) after the date on which such Subsidiary Borrower was first eligible to borrow pursuant to the foregoing clause (b)(ii)(x), such Lender cannot make or maintain Loans to such Subsidiary Borrower without (1) adverse tax or legal consequences (including any consequences resulting from exchange controls or capital controls) unless such consequences only involve the payment of money, in which case such Subsidiary Borrower may borrow and maintain Revolving Loans if it agrees to pay such Lender such amounts as such Lender determines in good faith are necessary to compensate such Lender for such consequences, or such consequences relate to FATCA or (2) violating (or raising a substantial question as to whether such Lender would violate) any applicable law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law).

(c)                                  So long as the principal of and interest on all Loans made to any Subsidiary Borrower under this Agreement shall have been paid in full and all other obligations of such Subsidiary Borrower in such capacity (other than any contingent indemnification or similar obligation not yet due and payable) shall have been fully performed, such Subsidiary Borrower may, upon not less than five Business Days’ prior written notice to the Administrative Agent (which shall promptly notify the Lenders thereof), terminate its status as a “Subsidiary Borrower”.

2.8                               Utilization of Commitments in Offshore Currencies; Valuation.

(a)                                 The Administrative Agent will determine the Dollar Equivalent amount of each Eurodollar Loan and each Letter of Credit denominated in a currency other than Dollars on each Computation Date, and such determination shall be conclusive absent demonstrable error.  The Administrative Agent will provide the Company with the amount so determined upon request and, in any event, promptly following the end of each month.

(b)                                 Upon receipt of any notice of borrowing of Offshore Currency Loans, the Administrative Agent will promptly notify each Revolving Lender of the approximate amount of such Revolving Lender’s Percentage of such borrowing, and the Administrative Agent will, upon the determination of the Dollar Equivalent amount of the borrowing as specified in such notice of borrowing, promptly notify each Revolving Lender of the exact amount of such Revolving Lender’s Percentage of such borrowing.  In the case of a proposed borrowing comprised of Offshore Currency Loans, the Revolving Lenders shall be under no obligation to make Offshore Currency Loans in the requested Offshore Currency as part of such borrowing if the Administrative Agent has received notice from any Revolving Lender by 10:00 a.m. (Local Time) three Business Days prior to the day of such borrowing that such Revolving Lender cannot provide Loans in such Offshore Currency without adverse tax or legal consequences (excluding consequences relating to FATCA), in which event the Administrative Agent will give notice to the Company no later than 4:00 p.m. (Local Time) three Business Days prior to the requested date of such borrowing that a borrowing in such Offshore Currency is not then available, no such borrowing shall be made and any request for a Revolving Loan in such Offshore Currency shall be deemed withdrawn and shall otherwise be without effect.

(c)                                  In the case of a proposed continuation of Offshore Currency Loans for an additional Interest Period pursuant to Section 2.2.3, the Revolving Lenders shall be under no obligation to continue such Offshore Currency Loans if the Administrative Agent has received notice from any of the Revolving Lenders by 10:00 a.m. (Local Time) three Business Days prior to the day of such continuation that such Revolving Lender cannot continue to provide Loans in the applicable Offshore Currency, in which event the Administrative Agent will give notice to the Company not later than 4:00 p.m. (Local Time) three Business Days prior to the requested date of such continuation that the continuation of such Offshore Currency Loans in such Offshore Currency is not then available, and notice thereof also will be given promptly by the Administrative Agent to the Revolving Lenders.  If the Administrative Agent shall have so notified the Company that any such continuation of Offshore Currency Loans is not then available, any notice of continuation with respect thereto shall be deemed withdrawn and such Offshore Currency Loans shall be redenominated into Revolving Loans consisting of Base Rate Loans assumed by the Company in Dollars with effect from the last day of the Interest Period with respect to any such Offshore Currency Loans.  The Administrative Agent will promptly notify the Company and the Revolving Lenders of any such redenomination and in such notice by the Administrative Agent to each Revolving Lender the Administrative Agent will state the aggregate Dollar Equivalent amount of the redenominated Offshore Currency Loans assumed by the Company as of the Computation Date with respect thereto and the amount of such redenominated Offshore Currency Loans outstanding for the account of each applicable Revolving Lender.

(d)                                 The Company shall be entitled to request that Revolving Loans hereunder shall also be permitted to be made in any other lawful currency, in addition to Dollars and the currencies specified in the definition of “Offshore Currency”, that in the opinion of each Revolving Lender is at such time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars (an “Agreed Alternative Currency”).  The Company shall deliver to the Administrative Agent any request for designation of an Agreed Alternative Currency in accordance with Section 14.3, to be received by the Administrative Agent not later than noon (New York City time) at least ten Business Days in advance of the date of any borrowing hereunder proposed to be made in such Agreed Alternative Currency.  Upon receipt of any such request the Administrative Agent will promptly notify the Revolving Lenders thereof, and each Revolving Lender will use its best efforts to respond to such request within two Business Days of receipt thereof.  Each Revolving Lender may grant or deny such request in its sole discretion.  The Administrative Agent will promptly notify the Company of the acceptance or rejection of any such request.

2.9                               Additional Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the applicable Issuing Lender (with a copy to the Administrative Agent) the Company shall Cash Collateralize such Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.10(a)(iv) and any Cash Collateral provided by such Defaulting Lender).

(a)                                 The Company and, to the extent provided by any Defaulting Lender, such Defaulting Lender hereby grant to the Administrative Agent, for the benefit of each Issuing Lender, and the Company and, as applicable, such Defaulting Lender, agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and each Issuing Lender as herein provided (other than any Lien described in Section 10.8(a) or (h)), or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure the Company will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lenders).

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.9 or Section 2.10 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)                                  Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.9, and shall promptly be returned to the Company following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the applicable Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.10, the Person providing Cash Collateral and such Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

2.10                        Defaulting Lenders.

(a)                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 14.1.

(ii)                                  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 12 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 7.5 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to each Issuing Lender or each Swing Line Lender hereunder; third, to Cash Collateralize each Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.9; fourth, as the Company may request (so long as no Event of Default or Unmatured Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account (as contemplated by the definition of “Cash Collateralize” in Section 1) and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize each Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.9; sixth, to the payment of amounts owing to the Lenders, each Issuing Lender or each Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or any Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default or Unmatured Event of Default exists, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan or L/C Borrowing in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loan was made or the related Letter of Credit was issued at a time when the conditions set forth in Section 11.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans are held by the Lenders pro rata in accordance with their respective Percentages without giving effect to clause (iv) below.  Any payment, prepayment or other amount paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.10(a) or Section 2.9 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents to the foregoing.

(iii)          (A) No Defaulting Lender shall be entitled to receive any non-use fee (pursuant to Section 5.1 or otherwise) for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender); and (B) each Defaulting Lender shall be entitled to receive Letter of Credit fees pursuant to Section 5.2 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its share of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.9; and with respect to any Letter of Credit fee not required to be paid to any Defaulting Lender pursuant to the foregoing clause (B), the Company shall (x) pay to each Non-Defaulting Lender that portion of any such Letter of Credit fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) to the extent not Cash Collateralized by the Company, pay to each Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)          All or any part of such Defaulting Lender’s participation in Letters of Credit and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages but only to the extent that such reallocation does not cause the sum of (A) the Dollar Equivalent principal amount of all Revolving Loans of any Non-Defaulting Lender plus (B) such Non-Defaulting Lender’s Percentage of the sum of the outstanding Swing Line Loans and the aggregate Stated Amount of all Letters of Credit to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from such Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)           If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, ratably prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, ratably Cash

Collateralize each Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.9.

(b)           Defaulting Lender Cure.  If the Company, the Administrative Agent, each Swing Line Lender and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral or Backup Support), such Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with their respective Percentages (without giving effect to clause (a)(iv) above), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)           New Swing Line Loans/Letters of Credit.  So long as any Revolving Lender is a Defaulting Lender, (i) no Swing Line Lender shall be required to fund any Swing Line Loan unless it is reasonably satisfied that it has no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is reasonably satisfied that it has no Fronting Exposure after giving effect thereto.

SECTION 3.         EVIDENCE OF DEBT.

3.1          Lender Records.  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any Borrower hereunder to pay any amount owing hereunder or under any other Loan Document.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the applicable Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note substantially in the form of Exhibit A (each a “Note”), which shall evidence such Lender’s Term Loan or Revolving Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note (or Notes) and endorse thereon the date, type (if applicable), amount and maturity of its Loans and payments with respect thereto.

3.2          Administrative Agent Records.  In addition to the accounts and records referred to in Section 3.1, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 4.         INTEREST.

4.1          Interest Rates; Default Interest.

4.1.1       Interest Rates for Loans.  Each Borrower promises to pay interest on the unpaid principal amount of each Loan made to it for the period commencing on the date such Loan is made until such Loan is paid in full as follows:

(a)           at all times such Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate plus the Base Rate Margin from time to time in effect; and

(b)           at all times such Loan is a Eurodollar Loan, at a rate per annum equal to the sum of the Eurodollar Rate (Reserve Adjusted) applicable to each Interest Period for such Loan plus the Eurodollar Margin from time to time in effect.

Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.0% plus the rate applicable to Base Rate Loans as provided in paragraph (a) of this Section.

4.1.2       Interest Rates on Swing Line Loans.  The Company promises to pay interest on the unpaid principal amount of each Swing Line Loan for the period commencing on the date such Swing Line Loan is made until the date such Swing Line Loan is paid in full at the rate applicable from time to time for Base Rate Loans pursuant to Section 4.1.1 (or with respect to any Swing Line Lender, such other rate per annum as agreed to from time to time between the Company and the applicable Swing Line Lender) (it being understood that if at any time the Lenders become obligated to fund their participations in any Swing Line Loan pursuant to Section 2.4.3, such Swing Line Loan shall continue to bear interest at the rate applicable from time to time for Base Rate Loans pursuant to Section 4.1.1).

4.2          Interest Payment Dates.  Accrued interest on each Base Rate Loan (including any Swing Line Loan) shall be payable in arrears on the last Business Day of each calendar quarter and at maturity.  Accrued interest on each Eurodollar Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a Eurodollar Loan with an Interest Period of six months or longer, on each three-month anniversary of the first day of such Interest Period) and at maturity.  After maturity, accrued interest on all Loans shall be payable on demand.

4.3          Setting and Notice of Eurodollar Rates.  The applicable Eurodollar Rate for each Interest Period shall be determined by the Administrative Agent, which shall give notice thereof to the Company and each Lender.  Each determination of the applicable Eurodollar Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.  The Administrative Agent shall, upon written request of the Company or any Lender, deliver to the Company or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable Eurodollar Rate hereunder.

4.4          Computation of Interest.  All determinations of interest for Base Rate Loans (including any Swing Line Loan bearing interest at or by reference to the Base Rate) when the Base Rate is determined by the Prime Rate and all computations with respect to any amounts denominated in Canadian Dollars or Australian Dollars shall be made on the basis of a year of 365 or, with regard to Base Rate Loans but not Canadian Dollars or Australian Dollars, 366 days, as the case may be, and the actual number of days elapsed.  All other computations of interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days or on such other basis as the Administrative Agent shall determine is customary for the relevant currency.  The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

SECTION 5.         FEES.

5.1          Non-Use Fee.  Subject to Section 2.10(a)(iii)(A), the Company agrees to pay to the Administrative Agent for the account of each Revolving Lender a non-use fee, for the period from the Closing Date to the Revolving Maturity Date, at a rate per annum equal to the Non-Use Fee Rate in effect from time to time of the daily average of the unused portion of such Revolving Lender’s Revolving Commitment.  For purposes of calculating usage under this Section, the Revolving Commitment shall be deemed used to the extent of the sum of the aggregate Dollar Equivalent outstanding principal amount of all Revolving Loans (but not Swing Line Loans) and the Stated Amount of all Letters of Credit.  Such non-use fee shall be payable in arrears on the last Business Day of each calendar quarter and on the Revolving Maturity Date for any period then ending for which such non-use fee shall not have theretofore been paid.  The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

5.2          Letter of Credit and Other Fees.  (a) The Company agrees to pay to the Administrative Agent for the account of the Revolving Lenders pro rata according to their respective Percentages a letter of credit fee for each Letter of Credit in an amount equal to the applicable L/C Fee Rate per annum in effect from time to time of the Dollar Equivalent of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days).  Such letter of credit fee shall be payable in arrears on the last Business Day of each calendar quarter and on the Revolving Maturity Date (and, if any Letter of Credit remains outstanding on the Revolving Maturity Date, thereafter on demand) for the period from the date of the issuance of each Letter of Credit to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.

(b)           The Company agrees to pay each Issuing Lender a fronting fee for each Letter of Credit in the amount separately agreed between the Company and such Issuing Lender from time to time.

(c)           In addition, with respect to each Letter of Credit, the Company agrees to pay to each Issuing Lender, for its own account, such fees and expenses as such Issuing Lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations.

(d)           The Company shall, without duplication to the fees referred to above in clauses (a), (b) and (c) pay, or cause to be paid, to the Administrative Agent and the Lead Arrangers (or their Affiliates) for their account (or that of their applicable Affiliates) such fees as separately agreed between the Company or its Subsidiaries and the Administrative Agent and/or the Lead Arrangers pursuant to any fee or similar letters.

SECTION 6.         CHANGES IN COMMITMENTS; PREPAYMENTS; AMORTIZATION; REPAYMENT OF LOANS.

6.1          Changes in Commitments.

6.1.1       Voluntary Reduction or Termination of the Revolving Commitment.  (a) The Company may from time to time on at least five Business Days’ prior written notice received by the Administrative Agent (which shall promptly advise each Lender thereof) permanently reduce the Revolving Commitment to an amount not less than the Revolving Credit Exposure.  Any such reduction shall be in an amount not less than $3,000,000 or a higher integral multiple of $1,000,000; provided that the Revolving Commitment may not be reduced to an amount that is less than the sum of (i) the outstanding Dollar Equivalent principal amount of Revolving Loans and Swing Line Loans (after giving effect to any concurrent prepayment thereof), and (ii) the Stated Amount of all Letters of Credit.  All reductions of the Revolving Commitment shall reduce the Revolving Commitment pro rata among the Revolving Lenders according to their respective pro rata share of the Revolving Commitments.

(b)           The Company may at any time on at least five Business Days’ prior written notice received by the Administrative Agent (which shall promptly advise each Revolving Lender thereof) terminate the Revolving Commitment upon payment in full of all Revolving Loans and Swing Line Loans and all other obligations of the Company hereunder in respect of such Revolving Loans and Swing Line Loans and Cash Collateralization in full or the provision of other Backup Support, pursuant to documentation in form and substance reasonably satisfactory to each Issuing Lender, of all obligations arising with respect to the Letters of Credit.  Each notice delivered by the Company pursuant to this clause (b) shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

6.1.2       Mandatory Reduction of Commitments.  Unless previously terminated, the Revolving Commitment shall terminate on the Revolving Maturity Date and the Term Loan

Commitment (other than any Incremental Term Loan Commitments) shall terminate upon the making of the Term Loans on the Closing Date.  Any Incremental Term Loan Commitment shall terminate as provided in the applicable Incremental Assumption Agreement.

6.1.3       Incremental Term Loan Commitments.  (a) The Company may, by written notice to the Administrative Agent, request Incremental Term Loan Commitments in an aggregate amount not to exceed the Incremental Facility Amount at such time, from one or more Incremental Term Lenders (which may include any existing Lender willing to provide the same, in their own discretion); provided that each such Person, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (acting reasonably).  Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $10,000,000 or equal to the remaining Incremental Facility Amount), the date on which such Incremental Term Loan Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice, unless otherwise agreed to by the Administrative Agent) and (iii) whether such Incremental Term Loan Commitments are to be Term Loan Commitments or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”).

(b) The Company and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Commitment of such Lender.  Each Incremental Assumption Agreement in respect of Incremental Term Loan Commitments shall specify the terms of the Incremental Term Loans to be made thereunder.

(c) The scheduled amortization and maturity of any Incremental Term Loans shall be as set forth in the applicable Incremental Assumption Agreement; provided that in no event shall (i) the final maturity date of any new Incremental Term Loans be earlier than the latest final maturity date of any then outstanding Class of Term Loans and (ii) the weighted average life to maturity of any new Incremental Term Loans be less than the weighted average life to maturity of any then outstanding Class of Term Loans.

(d) Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 6.1.3 unless, (i) no Event of Default or Unmatured Event of Default exists or would result therefrom and (ii) the Administrative Agent shall have received certified copies of authorizing resolutions of the Board of Directors of the Company authorizing such Incremental Term Loan Commitments.

6.1.4       Optional Increase in Revolving Commitment.  So long as no Event of Default or Unmatured Event of Default exists or would result therefrom and notwithstanding any contrary provision of Section 6.1.1, the Company may, by means of a letter to the Administrative Agent substantially in the form of Exhibit E, request that the Revolving Commitment be increased by (a) increasing the Revolving Commitment of one or more Revolving Lenders which have agreed to such increase (it being understood that no Revolving Lender shall have any obligation to increase its Revolving Commitment pursuant to this Section 6.1.4) and/or (b) adding one or more commercial banks or other Persons as a party hereto with a Revolving Commitment in an amount agreed to by any such commercial bank or other Person; provided that (i) no commercial bank or other Person shall be added as a party hereto without the written consent of the Administrative Agent, the Swing Line Lenders and the Issuing Lenders (in each case, which shall not be unreasonably withheld); (ii) in no event shall the aggregate amount of all increases of the Revolving Commitment pursuant to this Section 6.1.4 exceed the Incremental Facility Amount; and (iii) no such increase shall increase the Offshore Currency Sublimit, the amount of the Swing Line Sublimit (without the consent of each Swing Line Lender) or the L/C Sublimit (without the consent of each Issuing Lender).  Any increase in the Revolving Commitment pursuant to this Section 6.1.4 shall be effective three Business Days (or such other period of time as may be agreed upon by the Company, the Administrative Agent and the Lenders or other Persons participating in such increase) after the date on which the Administrative Agent has (A) received certified copies of authorizing resolutions of the Board of Directors of the Company authorizing such increase (or authorizing the maximum increase amount specified in clause (ii) above) and (B) received and accepted (such acceptance not to be unreasonably withheld) the applicable increase letter in the form of Annex 1 to Exhibit E (in the case of an increase in the Revolving Commitment of an existing Revolving Lender) or assumption letter in the form of Annex 2 to Exhibit E (in the case of the addition of a commercial bank or other Person as a new Lender).  The Administrative Agent shall promptly notify the Company and the Lenders of any increase in the Revolving Commitment pursuant to this Section 6.1.4 and of the Revolving Commitment of each Revolving Lender after giving effect thereto.  The Company acknowledges that, in order to maintain Loans in accordance with each Lender’s pro rata share (based on their Revolving Commitments), a reallocation of the Commitments as a result of a non-pro-rata increase in the Revolving Commitment may require prepayment of all or portions of certain Loans on the date of such increase (and any such prepayment shall be subject to the provisions of Section 8.4).

6.2          Prepayments.

6.2.1       Any Borrower may from time to time prepay Loans in whole or in part, without premium or penalty, provided that the Company shall give the Administrative Agent (which shall promptly advise each Lender) notice thereof not later than (a) 2:30 p.m. (Local Time) (or, in the case of prepayment of Swing Line Loans, 4:00 p.m. (New York City time) on the date of such prepayment (which shall be a Business Day), in the case of Base Rate Loans and Swing Line Loans, and (b) two Business Days prior to the date of such prepayment, in the case of Eurodollar Loans, in each case specifying the Loans to be prepaid and the date and amount of prepayment.  Subject to Section 2.2.1, each partial prepayment of Revolving Loans shall be in a minimum amount such that the Dollar Equivalent thereof is $1,000,000 and an integral multiple of $1,000,000 in excess thereof.  Each partial prepayment of Term Loans shall be in a minimum amount of $3,000,000 and an integral multiple of $1,000,000 in excess thereof.  Prepayments of Revolving Loans shall be applied pro rata to the applicable Revolving Loans of all Revolving Lenders based on the outstanding amount thereof for the account of such applicable Revolving Lender.  Prepayments of Term Loans shall be applied pro rata to applicable Term Loans of all Term Lenders based on the outstanding amount thereof for the account of such applicable Term Lender.  Any prepayment of a Eurodollar Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4.  Each notice of prepayment under this Section 6.2.1 shall be irrevocable; provided that a notice delivered by the Company of the prepayment of Loans in connection with the termination of the Commitments pursuant to Section 6.1.1(b) may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

6.2.2       If on any date the aggregate Revolving Credit Exposure exceeds the aggregate Revolving Commitment, the Borrowers shall immediately, and without notice or demand, prepay the outstanding principal amount of the Revolving Loans and/or L/C Advances and/or Cash Collateralize (or promptly provide other Backup Support for) the outstanding Letters of Credit in an amount equal to such excess.

6.2.3       If at any time of calculation by the Administrative Agent (pursuant to Section 2.8(a) or otherwise), the sum of the Dollar Equivalent principal amount of all outstanding Offshore Currency Loans plus the Stated Amount of all Letters of Credit denominated in an Offshore Currency exceeds an amount equal to the lesser of (a) the aggregate Revolving Commitment and (b) 105% of the Offshore Currency Sublimit as a result of fluctuations in currency exchange rates, the applicable Borrowers shall, within two Business Days after receipt of notice thereof, prepay Offshore Currency Loans and/or Cash Collateralize (or promptly provide other Backup Support for) the Letters of Credit denominated in an Offshore Currency in an amount sufficient to cause the sum of the Dollar Equivalent principal amount of all outstanding Offshore Currency Loans plus the Stated Amount of all Letters of Credit denominated in an Offshore Currency to be less than or equal to the Revolving Commitment or the Offshore Currency Sublimit, respectively.

6.2.4       Mandatory Prepayments.  (a) Subject to clauses (b) and (c) below, on each occasion that the Company or any Subsidiary receives any Net Cash Proceeds in respect of any Prepayment Event, the Company shall promptly (and in any event within five Business Days) apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans, it being agreed that to the extent no Term Loans are then outstanding at such time, to the extent any Revolving Loans are outstanding on such date, the Borrowers shall prepay Revolving Loans with such Net Cash Proceeds on such date).  Each prepayment of outstanding Loans required to be made pursuant to this paragraph shall be allocated pro rata between the Term Loans (including the Other Term Loans (if any)) or if applicable, Revolving Loans and, in the case of Term Loans, applied against the remaining scheduled installments of principal due in respect of the Term Loans, including (unless otherwise specified in the applicable Incremental Assumption Agreement) the Other Term Loans (if any) as directed by the Company.

(b) Notwithstanding clause (a) above, if (x) the Company shall deliver a certificate of an Executive Officer to the Administrative Agent at or promptly following the time of receipt of any amount that would otherwise constitute Net Cash Proceeds of an Asset Sale setting forth the Company’s intent to reinvest such proceeds in productive assets or businesses within 365 days of receipt of such proceeds (the “Investment Period”) and (y) no Event of Default shall have occurred and shall be continuing at the time of the delivery of such certificate, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of such Investment Period (or, if the Company commits to reinvest such proceeds within such Investment Period, within 180 days of the end of such Investment Period), at which time such proceeds shall be deemed to be Net Cash Proceeds.

(c) The Company shall not be required to prepay by any amount that would otherwise be required pursuant to clause (a) above to the extent (i) the relevant Net Cash Proceeds are generated by any Foreign Subsidiary and the repatriation to the Company of any such Net Cash Proceeds would be prohibited, restricted or delayed under any applicable law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors or officers or (ii) the relevant Net Cash Proceeds are generated by any Foreign Subsidiary and the repatriation of such Net Cash Proceeds to the Company would result in adverse tax consequences as reasonably determined by the Company; provided that upon the Company obtaining knowledge that such circumstance in clause (i) and/or clause (ii), as applicable, ceases to apply, such Net Cash Proceeds shall be deemed received for purposes of clause (a) above and any prepayment or reduction requirements applicable thereto.

6.3          Amortization of Term Loans; Repayment.

6.3.1       The Company shall repay on the last Business Day of March, June, September and December of each year (beginning with the first such date occurring after the Closing Date) (each, a “Term Loan Repayment Date”), through and including the Term Loan Maturity Date, an aggregate principal amount of Term Loans equal to the product of (x) the aggregate principal amount of Term Loans outstanding on the Closing Date and (y) the percentage set forth below for each applicable Term Loan Repayment Date, with the balance of the Term Loans due in full on the Term Loan Maturity Date:

Term Loan Repayment Date	Percentage
Each of the first eight Term Loan Repayment Dates	1.25%
Each of the next four Term Loan Repayment Dates	1.875%
Each Term Loan Repayment Date thereafter	2.50%

6.3.2       To the extent not previously paid, all Term Loans shall be due and payable in full on the Term Loan Maturity Date.

6.3.3       Any prepayment of a Term Loan shall be applied to reduce the subsequent scheduled repayments of the Term Loans to be made pursuant to Section 6.3 as directed by the Company.

6.3.4       To the extent not previously paid, (i) all Revolving Loans shall be due and payable in full on the Revolving Maturity Date and (ii) all Swing Line Loans shall be due and payable in full on the earliest of (A) the date of any borrowing of Revolving Loans, (B) the Revolving Maturity Date and (C) the date that is five Business Days after the date such Swing Line Loans were made.

6.3.5       Repayments of Loans (not including Revolving Loans that are Base Rate Loans, but including Swing Line Loans) shall be accompanied by accrued interest on the amount repaid.

6.4          Extension of Revolving Maturity Date.  The Company may, by delivery of a Revolving Maturity Date Extension Request to the Administrative Agent (which shall promptly deliver a copy to each of the Revolving Lenders) not less than 45 days and not more than 85 days prior to any anniversary of the Closing Date, request that the Revolving Lenders extend the Revolving Maturity Date for an additional period set forth in such Revolving Maturity Date Extension Request (it being understood each Revolving Lender shall be offered the right to participate in such extension on the same terms and conditions as each other Revolving Lender).  Each Revolving Lender shall, by notice to the Company and the Administrative Agent given not later than the 20th day after the date of the Administrative Agent’s receipt of the Company’s Revolving Maturity Date Extension Request, advise the Company whether or not it agrees to the requested extension (each Revolving Lender agreeing to a requested extension being called a “Consenting Lender”, and each Revolving Lender declining to agree to a requested extension being called a “Declining Lender”).  Any Defaulting Lender and any Revolving Lender that has not so advised the Company and the Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender; provided that a Declining Lender (other than a Defaulting Lender) may, with the written consent of the Company, elect to become a Consenting Lender on the terms agreed by the other Consenting Lenders by written agreement with the Company and the Administrative Agent entered into at least two Business Days prior to the Revolving Maturity Date (or such later date as the Administrative Agent shall agree) theretofore in effect (such Revolving Maturity Date being called the “Existing Maturity Date”).  The Revolving Maturity Date shall, as to the Consenting Lenders, be extended to the date set forth in the Revolving Maturity Date Extension Request.  The decision to agree or withhold agreement to any Revolving Maturity Date Extension Request shall be at the sole discretion of each Revolving Lender.  The Revolving Commitment of any Declining Lender shall terminate on the Existing Maturity Date.  The principal amount of any outstanding Revolving Loans made by Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the account of such Declining Lenders hereunder, shall be due and payable on the Existing Maturity Date, and on the Existing Maturity Date the Borrowers shall also make such other prepayments of their Revolving Loans pursuant to Section 6.2 as shall be required in order that, after giving effect to the termination of the Revolving Commitments of, and all payments to, Declining Lenders pursuant to this sentence, the sum of the Revolving Credit Exposures would not exceed the total Revolving Commitments.  Notwithstanding the foregoing provisions of this paragraph, the Company shall have the right, to the extent forth Section 8.7 (the Revolving Maturity Date Extension Request being deemed an amendment for such purposes), to replace a Declining Lender with one or more Revolving Lenders or other financial institutions that will agree to the applicable Revolving Maturity Date Extension Request, and each such replacement Revolving Lender or financial institution shall for all purposes constitute a Consenting Lender.  Notwithstanding the foregoing, no extension of the Revolving Maturity Date pursuant to this paragraph shall become effective unless on the anniversary of the Closing Date that immediately follows the date on which the Company delivers the applicable Revolving Maturity Date Extension Request, the conditions set forth in Section 11.2 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated on such anniversary of the Closing Date and executed by an Executive Officer of the Company.

SECTION 7.         MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

7.1          Making of Payments.  All payments of principal of or interest on the Loans, and of all non-use fees and Letter of Credit fees, shall be made by the applicable Borrower to the

Administrative Agent at its principal office in New York, New York in immediately available funds (a) in the case of principal and interest payments with respect to Eurodollar Loans, in the Applicable Currency, and (b) in the case of any other amount, in Dollars or such other currency as shall be specified herein and without set-off, counterclaim or deduction of any kind, not later than noon on the date due, and funds received after that hour shall be deemed to have been received by the Administrative Agent on the next following Business Day.  The Administrative Agent shall promptly remit to each Lender its share (if any) of all such payments received in collected funds by the Administrative Agent.  All payments under Section 8.1 shall be made by the applicable Borrower directly to the Lender entitled thereto.

7.2          Application of Certain Payments.  Each payment of principal shall be applied to such Loans as the applicable Borrower shall direct by notice to be received by the Administrative Agent on or before the date of such payment or, in the absence of such notice, first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurodollar Loans, with those Eurodollar Loans having earlier expiring Interest Periods being repaid prior to those having later expiring Interest Periods.  Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.

7.3          Due Date Extension or Reduction.  If any payment of principal or interest with respect to any of the Loans, or of any fees or other amounts, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a payment of interest on a Eurodollar Loan, the result of such extension would be to extend the due date for such payment into another calendar month, in which case such due date shall be the immediately preceding Business Day) and any extension or reduction of time shall be reflected in computing interest and fees.

7.4          Failure to Make Payments.  Unless the applicable Borrower or a Lender has notified the Administrative Agent, prior to the date any payment to be made by it is due, that it does not intend to remit such payment, the Administrative Agent may, in its sole and absolute discretion, assume that such Borrower or such Lender, as the case may be, has timely remitted such payment and may, in its sole and absolute discretion and in reliance thereon, make available such payment to the Person entitled thereto.  If such payment was not in fact remitted to the Administrative Agent in immediately available funds, then:

(i)            if the applicable Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at a rate per annum equal to, in the case of (a) amounts owed in Dollars (x) for the first three days after demand, the Federal Funds Rate from time to time in effect and (y) thereafter, the Base Rate from time to time in effect and (ii) in the case of amounts owed not denominated in Dollars, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; and

(ii)           if a Lender failed to make such payment, the Administrative Agent shall promptly notify the Company, and the Company shall pay such corresponding amount to the

Administrative Agent, together with interest thereon in respect of each day from the date such amount was made available by the Administrative Agent to the Company at a rate per annum equal to the interest rate applicable to the applicable borrowing.  Nothing in this clause (ii) shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Company or any other Borrower may have against any Lender as a result of any default by such Lender hereunder.

7.5          Setoff.  The Company agrees that the Administrative Agent and each Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, the Company agrees that at any time any Event of Default exists, the Administrative Agent, each Lender and, to the extent permitted by applicable law, any Affiliate thereof, may apply to the payment of any obligations of the Borrowers hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Borrowers then or thereafter with the Administrative Agent, such Lender or such Affiliate; provided that if any Defaulting Lender shall exercise any such right of set-off, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, each Issuing Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations of the Borrowers as to which it exercised such right of set-off; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.  Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender or such Affiliate; provided that the failure to give such notice shall not affect the validity of such set-off and application.

7.6          Proration of Payments.  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise, but excluding any payment pursuant to Section 8.7 or in connection with an assignment or participation pursuant to Section 14.8 or any payment to any Swing Line Lender in respect of a Swing Line Loan prior to the occurrence of an Event of Default under Section 12.1.1 or 12.1.3 or any other payment or recovery made on a non-ratable basis pursuant to the express provisions of this Agreement or any other Loan Document) on account of principal of or interest on any Loan (or on account of its participation in any Letter of Credit or Swing Line Loan) in excess of its pro rata share (or other share specified hereunder or under any other applicable Loan Document) of payments and other recoveries obtained by all Lenders on account of principal of and interest on Loans (or such participations) then held by them, such Lender shall purchase from the other Lenders such participation in the Loans (or sub-participations in Letters of Credit or Swing Line Loans) held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

7.7          Taxes.  (a) All payments of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any Taxes, except as required by applicable law.  If any withholding or deduction from any payment to be made by a Loan Party hereunder is required in respect of any Taxes pursuant to any applicable law, then the Company will, or will cause each other applicable Loan Party to:

(i)            pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii)           promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority; and

(iii)          if such Taxes are Indemnified Taxes and except to the extent such withholding or deduction would not be required if such Lender’s Exemption Representation were true as of the date made, pay to the Administrative Agent for the account of the applicable Recipient such additional amount or amounts as is necessary to ensure that the net amount actually received by each Recipient will equal the full amount such Recipient would have received had no such withholding or deduction been required.

Moreover, if any Indemnified Taxes are directly asserted against the Administrative Agent or any Lender with respect to any payment received by the Administrative Agent or such Lender hereunder, the Administrative Agent or such Lender may pay such Indemnified Taxes and the applicable Loan Party will (except to the extent such Taxes are payable by a Lender and would not have been payable if such Lender’s Exemption Representation were true as of the date made), promptly pay such additional amounts (including any penalty, interest and expense) as are necessary in order that the net amount received by such Person after the payment of such Indemnified Taxes (including any Indemnified Taxes on such additional amount) shall equal the amount such Person would have received had such Indemnified Taxes not been asserted, whether or not such Indemnified Taxes were correctly or legally asserted.

(b)           If any Loan Party fails to pay any Indemnified Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Recipient, the required receipts or other required documentary evidence, the Company shall indemnify each Recipient for any incremental Indemnified Taxes, interest or penalties that may become payable by any Recipient as a result of any such failure, whether or not such Indemnified Taxes were correctly or legally asserted.

(c)           Each Lender represents and warrants (such Lender’s “Exemption Representation”) to the Company and the Administrative Agent that, as of the date of this Agreement (or, in the case of an Assignee, the date it becomes a party hereto), it is entitled to receive payments hereunder without any deduction or withholding for or on account of any Taxes imposed by the United States of America or any political subdivision or taxing authority thereof other than with respect to any Excluded Taxes.

(d)           Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.8.2 relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (c).

(e)           (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 7.7(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender’s to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A)                               any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed originals of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed pursuant to or in connection with FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with its obligations under FATCA and to determine that such Lender has or has not complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(f)            If, and to the extent that, any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes indemnified or paid by the Company or another applicable Borrower pursuant to this Section 7.7, such Recipient agrees to promptly notify the Company thereof and thereupon to use reasonable efforts to pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Company, upon the request of such Recipient, shall repay to such  the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will any Recipient be required to pay any amount to the Company pursuant to this paragraph (f) the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)           Each Lender shall, promptly upon request by the Company, deliver to the Company copies of all completed and executed forms reasonably deemed necessary by any Borrower in connection with the payment of amounts demanded by such Lender pursuant to the foregoing clause (a).

(h)           Each party’s obligations under this Section 7.7 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 8.         INCREASED COSTS; MARKET DISRUPTION.

8.1          Increased Costs.  (a)  If any Change in Law:

(i)            shall subject any Recipient (including any Eurodollar Office of a Lender) to any Taxes (other than  (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) with respect to its loans, loan principal, letters of credit, commitments, or other obligations hereunder, or its deposits, reserves, other liabilities or capital attributable thereto; or

(ii)           shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of interest rates pursuant to Section 4), special deposit, liquidity or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender (or any Eurodollar Office of such Lender); or

(iii)          shall impose on any Lender (or its Eurodollar Office) any other condition affecting its Loans or Letters of Credit, its Note or its obligation to make Loans or Letters of Credit;

and the result of any of the foregoing is to increase the cost to (or in the case of Regulation D of the FRB, to impose a cost on) such Lender (or any Eurodollar Office of such Lender) of making or maintaining any Loan or Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender (or its Eurodollar Office) under this Agreement or under its Note with respect thereto (in each case after giving effect to any interest earned or to be earned on any reserve or special deposit of the type described in clause (ii) above), then within 10 Business Days after written demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent) to the Company, so long as such demand is substantially consistent with demands made by such Lender with similarly situated customers of such Lender under agreements having provisions similar to this Section 8.1(a), the Company shall, or shall cause each other applicable Borrower to, pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction.

(b)           If any Lender shall reasonably determine that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or its controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such Change in Law (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy or liquidity requirements) by an amount reasonably deemed by such Lender or such controlling Person to be material, then from time to time, within 10 Business Days after written demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to the Administrative Agent) to the Company, so long as such demand is substantially consistent with demands made by such Lender with similarly situated customers of such Lender under agreements having provisions similar to this Section 8.1(b), the Company shall, or shall cause each other applicable Borrower to, pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling Person for such reduction.

8.2          Inability to Determine Rates, etc.

(a)           If at the time that the Administrative Agent shall seek to determine the Screen Rate on the Quotation Day for any Interest Period for a Eurodollar Loan, the Screen Rate shall not be available for such Interest Period for any reason and the Administrative Agent shall determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then the Reference Bank Rate shall be the Eurodollar Rate for such Interest Period for such Eurodollar Loan; provided that if any Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if less than two Reference Banks shall supply a rate to the Administrative Agent for purposes of determining the Eurodollar Rate for such Eurodollar Loan, the Administrative Agent shall be deemed to have determined that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Eurodollar Loan and Section 8.2 (b) shall apply.

(b)           If with respect to any Interest Period, the Administrative Agent determines (which determination shall be binding and conclusive on the Borrowers) that by reason of circumstances affecting the interbank Eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate; or

(c)           If with respect to any Interest Period, Lenders holding an aggregate outstanding amount of Term Loans, Revolving Loans and undrawn Revolving Commitments equal to at least 40% of all outstanding Term Loans, Revolving Loans and undrawn Revolving Commitments advise the Administrative Agent that the Eurodollar Rate (Reserve Adjusted) will not adequately and fairly reflect the cost to such Lenders of maintaining or funding such Eurodollar Loans for such Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1) or that the making or funding of Eurodollar Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such Loans;

then the Administrative Agent shall promptly notify the other parties thereof and, so long as such circumstances shall continue, (i) no Lender shall be under any obligation to make, continue or convert Loans into Eurodollar Loans, (ii) with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended and (iii) on the last day of the current Interest Period for each Eurodollar Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan (it being understood that if such Loan is denominated in a currency other than Dollars, such Loan shall be redenominated in Dollars at the Spot Rate at such time to facilitate such conversion).  The Administrative Agent shall promptly revoke any such notice at such time as the applicable circumstances shall no longer continue; provided that, in the case of any such notice made pursuant to clause (b) above, the Required Lenders shall have consented to such revocation.

8.3          Changes in Law Rendering Eurodollar Loans Unlawful.  In the event that any change after the date hereof in (including the adoption of any new) applicable laws or regulations, or any change after the date hereof in the interpretation of applicable laws or regulations by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund Eurodollar Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert into Eurodollar Loans (but shall make Base Rate Loans, ignoring the Eurodollar Rate component in determining the Base Rate, concurrently with the making of or conversion into Eurodollar Loans by the Lenders which are not so affected, in each case in an amount equal to such Lender’s pro rata share of all Eurodollar Loans which would be made or converted into at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each Eurodollar Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such Eurodollar Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan and, if such Loan is denominated in a currency other than Dollars, such Loan shall be redenominated in Dollars at the Spot Rate (and such Lender will promptly notify the Administrative Agent and the Company when such circumstances cease to exist, at which time such Lender’s obligation to make Eurodollar Loans shall be reinstated).  Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a Eurodollar Loan (an “Affected Loan”) shall remain outstanding for the same period as the Group of Eurodollar Loans of which such Affected Loan would be a part absent such circumstances.

8.4          Funding Losses.  The Company hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis in reasonable detail for the amount being claimed, a copy of which shall be furnished to the Administrative Agent), the Company will indemnify such Lender against any net loss (other than loss of Eurodollar Margin or profit) or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any Eurodollar Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (b) any failure of a Borrower to borrow, prepay or continue, or to convert any Loan into, a Eurodollar Loan on a date specified therefor in a notice of borrowing, prepayment, continuation or conversion pursuant to this Agreement.  For this purpose, all notices to the Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.

8.5          Right of Lenders to Fund through Other Offices.  Each Lender may, if it so elects, fulfill its commitment as to any Loan by causing a foreign branch or affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the applicable

Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or affiliate.

8.6          Discretion of Lenders as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Eurodollar Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

8.7          Mitigation of Circumstances; Replacement or Removal of Affected Lender.  (a) Each Lender shall promptly notify the Company and the Administrative Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s good faith judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by a Borrower to pay any amount pursuant to Section 7.7 or 8.1 or (ii) the occurrence of any circumstance of the nature described in Section 8.2 or 8.3 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify the Company and the Administrative Agent).  Without limiting the foregoing, (x) each Lender will designate a different funding office if such designation will avoid (or reduce the cost to the applicable Borrower of) any event described in clause (i) or (ii) of the preceding sentence and such designation will not, in such Lender’s good faith judgment, be otherwise disadvantageous to such Lender; and (y) if any Lender fails to notify the Company of any event or circumstance which will entitle such Lender to compensation pursuant to Section 7.7 or 8.1 within 90 days after such Lender obtains knowledge (or reasonably should have obtained knowledge) of such event or circumstance, then such Lender shall not be entitled to compensation from the applicable Borrower for any amount arising prior to the date which is 90 days before the date on which such Lender notifies the Company of such event or circumstance.

(b)           At any time any Lender is an Affected Lender, the Company may replace such Affected Lender as a party to this Agreement with one or more other bank(s) or financial institution(s) reasonably satisfactory to the Administrative Agent, such bank(s) or financial institution(s) to have Commitments in such amounts as shall be reasonably satisfactory to the Administrative Agent and, in the case of an assignment of Revolving Commitments, each Swing Line Lender and each Issuing Lender (and upon notice from the Company such Affected Lender shall assign pursuant to an Assignment Agreement, and without recourse or warranty, its Commitment, its Loans, its Note (or Notes), its participation, if any, in Letters of Credit and Swing Line Loans and all of its other rights and obligations hereunder to such replacement bank(s) or other financial institution(s) for a purchase price equal to the sum of the principal amount of the Loans so assigned, all accrued and unpaid interest thereon, its ratable share of all accrued and unpaid fees thereon (including any non-use fees and Letter of Credit fees in the case of an assignment of Revolving Commitments), any amounts payable under Section 8.4 as a result of such Lender receiving payment of any Eurodollar Loan prior to the end of an Interest Period therefor and all other obligations then owed to such Affected Lender hereunder).

In addition to the foregoing, and notwithstanding any other provision of this Agreement to the contrary, if (i) a Lender demands any payment pursuant to Section 8.1(a) and/or Section 8.1(b) and (ii) the payment so demanded is disproportionately greater than the amount of compensation (if any) that the Company is generally obligated to pay to other Lenders arising out of the same event or circumstance giving rise to such demand (a “Trigger Event”), then the Company may terminate such Lender’s Commitments hereunder, provided that (w) no Event of Default or Unmatured Event of Default shall have occurred and be continuing at the time of such Commitment termination, (x) the Company concurrently terminates the Commitments of each other Lender that has made a demand for payment under Section 8.1(a) and/or 8.1(b) that arises out of such Trigger Event and that is similarly disproportionate to the amount the Company is generally obligated to pay to other Lenders arising out of such Trigger Event (together with such Lender, each a “Demanding Lender”), (y) the Administrative Agent shall have consented to all such Commitment termination(s) (such consent not to be unreasonably withheld or delayed, but may include consideration of the adequacy of the Company’s liquidity) and (z) each Demanding Lender has been paid all amounts then due to it under this Agreement and each other Loan Document (which, for the avoidance of doubt, the respective Borrowers may pay in connection with any such termination without making ratable payments to any other Lender (other than another Demanding Lender)).  In no event shall the termination of a Demanding Lender’s Commitments in accordance with this paragraph impair or otherwise affect the obligation of the Company to make the payments demanded by such Demanding Lender in accordance with Section 8.1(a) and/or Section 8.1(b).

(c)                                  The Administrative Agent agrees to promptly notify the Company upon any Lender becoming a Defaulting Lender (but the Administrative Agent shall have no liability for any failure to give, or any delay in giving, any such notice).

8.8                               Conclusiveness of Statements; Survival of Provisions.  Determinations and statements of any Lender pursuant to Section 8.1, 8.2, 8.3 or 8.4 shall be conclusive absent demonstrable error.  Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes, cancellation or expiration of the Letters of Credit and any termination of this Agreement.

SECTION 9.                            REPRESENTATIONS AND WARRANTIES.

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue or participate in Letters of Credit hereunder, the Company represents and warrants to the Administrative Agent and the Lenders that:

9.1                               Organization, etc.  The Company is a corporation duly organized, validly existing and in good standing (or equivalent status) under the laws of the State of Wisconsin; each Subsidiary Borrower and Significant Subsidiary is duly organized, validly existing and in good standing (or equivalent status) under the laws of the state of its organization; and the Company, each Subsidiary Borrower and each Significant Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business makes such qualification necessary (except to the extent the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect) and has full power and authority to own its property and conduct its business as presently conducted by it (except to the extent the failure to have such authority could not reasonably be expected to have a Material Adverse Effect).

9.2                               Authorization; No Conflict.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and the borrowings hereunder are within the organizational powers of the Company and each Loan Party, have been duly authorized by all necessary organizational action on the part of such Loan Party (including any  necessary shareholder, partner or member action), and do not and will not (a) contravene or conflict with, or result in a breach of, any provision of the certificate of incorporation, partnership agreement, by-laws or other organizational documents of the Company or any other Loan Party or (b) contravene or conflict with the Note Purchase Agreements; additionally, each Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and the borrowings hereunder (a) have received all necessary governmental and other third-party approvals (if any shall be required) and (b) do not and will not (i) violate any  provision of law or any order, decree or judgment of any court or other government agency which is binding on the Company or any other Loan Party and (ii) contravene or conflict with, or result in a Lien under, any material agreement, indenture, instrument or other document which is binding on the Company or any other Loan Party, in each case other than any such failure to receive approvals or any such violations, contraventions, conflicts or Liens that would not have a Material Adverse Effect.

9.3                               Validity and Binding Nature.  Each Loan Document to which a Loan Party is a party is the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

9.4                               Financial Condition.  The audited consolidated financial statements of the Company and its Subsidiaries dated December 28, 2013 attached to Form 10-K filed with the SEC on February 26, 2014 were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition of the Company and its Subsidiaries as at such date and the results of their operations for the period then ended.

9.5                               No Material Adverse Change.  Since December 28, 2013, there has been no material adverse change in the financial condition, operations, assets, business or properties of the Company and its Subsidiaries taken as a whole.

9.6                               Litigation.  No litigation (including derivative actions), arbitration proceeding, labor controversy or governmental investigation or proceeding is pending or, to the Company’s knowledge, threatened in writing against the Company or any Subsidiary which could reasonably be expected to (a) have a Material Adverse Effect, except as set forth in Schedule 9.6 or the Company’s report on Form 10-K for the Fiscal Year ended December 28, 2013, the Company’s report on Form 10-Q for the Fiscal Quarter ended September 27, 2014 or on any current report on Form 8-K filed with the SEC after the date of such Form 10-Q and prior to the Closing Date; (b) materially and adversely affect the ability of the Company or any Subsidiary Guarantor to perform its obligations under the Loan Documents; or (c) materially and adversely affect the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

9.7                               Ownership of Properties.  Each of the Company and each Significant Subsidiary owns good title to, or valid leasehold interests in, all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), except where the failure to hold such title or interest, as applicable, could not reasonably be expected to have a Material Adverse Effect.

9.8                               Subsidiaries.  As of the Closing Date, the Company has no Subsidiaries except those listed in Schedule 9.8.

9.9                               Pension Plans and Plan Assets.  (a) During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement or the making of any Loan hereunder, (i) no steps have been taken to terminate any Pension Plan other than a “standard termination” in accordance with Section 4041(b) of ERISA and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a lien securing a material amount under Section 303(k) of ERISA.  No condition exists or event or transaction has occurred with respect to any Pension Plan which could reasonably be expected to have a Material Adverse Effect.

(b)                                 All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Company or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Company nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any material withdrawal liability with respect to any such plan or received notice of any claim or demand for material withdrawal liability or partial withdrawal liability from any such plan; and neither the Company nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be involuntarily terminated, or that any such plan is or may become insolvent; except, in each case under this clause (b), to the extent that the facts and circumstances causing such representation and warranty to be inaccurate could not reasonably be expected to have a Material Adverse Effect.

9.10                        Investment Company Act.  Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.

9.11                        Regulation U.  The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

9.12                        Taxes.  Each of the Company and each Subsidiary has filed all federal tax returns and other material tax returns and tax reports required by law to have been filed by it and has paid all Taxes and governmental charges thereby shown to be owing, except (i) any such

Taxes or charges which are being diligently contested in good faith by appropriate action and for which adequate reserves in accordance with GAAP shall have been set aside on its books or (ii) where such failure to file or pay would not have a Material Adverse Effect.

9.13                        Environmental Matters.  The Company conducts, in the ordinary course of business (in a manner sufficient to enable the Company to make the representation and warranty set forth in this Section 9.13), a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof, the Company has reasonably concluded that, , the aggregate effect of such Environmental Laws and Environmental Claims, excluding those specifically disclosed in Schedule 9.13, could not reasonably be expected to have a Material Adverse Effect.

9.14                        Information.  All information heretofore or contemporaneously herewith furnished in writing by the Company or any Subsidiary to the Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Company or any Subsidiary to any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and, taken as a whole, none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Administrative Agent and the Lenders that (a) any projections and forecasts provided by the Company are based on good faith estimates and assumptions believed by the Company to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts will likely differ from projected or forecasted results and (b) any information provided by the Company or any Subsidiary with respect to any Person or assets acquired or to be acquired by the Company or any Subsidiary shall, for all periods prior to the date of such Acquisition, be limited to the knowledge of the Company or the acquiring Subsidiary after reasonable inquiry).

9.15                        No Default.  No Event of Default or Unmatured Event of Default has occurred and is continuing.

9.16                        Subsidiary Borrower Supplements.  For as long as any Subsidiary shall be a Subsidiary Borrower, the representations and warranties of such Subsidiary in such Subsidiary Borrower’s Subsidiary Borrower Supplement are true and correct in all material respects as of the date such representations and warranties are made or deemed to be made.

9.17                        Anti-Corruption.  (a) None of the Company or any of its Subsidiaries nor, to the knowledge of the Company, any of their respective senior officers, directors or employees has (i) made or offered to make or received any direct or indirect payments in violation of any applicable law (including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit or thing of value to or from any employee, official or agent of any Governmental Authority where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit or thing of value, or the purpose thereof, was illegal under any applicable law (including the United States Foreign

Corrupt Practices Act), or (ii) provided or received any product or services in violation of any applicable law (including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010).

(b)  The Company and its Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws, and, to the knowledge of the Company, its Subsidiaries and its officers, directors and employees, are in compliance with Anti-Corruption Laws in all material respects.

9.18                        Sanctions.  None of the Company or any of its Subsidiaries nor, to the knowledge of the Company, any of their respective senior officers, directors or other employees is the subject of any sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury or the economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by United Nations Security Council, the European Union or Her Majesty’s Treasury or the United Kingdom (collectively “Sanctions”).  None of the Company or any of its Subsidiaries or, to the knowledge of the Company or its Subsidiaries, any director, officer or employee of the Company, the Borrower or any Subsidiary (i) is a person on the list of “Specially Designated Nationals and Blocked Persons” or any other Sanctions-related list of designated persons maintained by the U.S. Department of State or by the United Nations Security Counsel or the European Union or (ii) is subject to any Sanctions.  No part of the proceeds of the Loans will be used directly or, to the knowledge of the Company, indirectly in any manner that would result in a violation of any such Sanctions.

The Company and its Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers and employees with applicable Sanctions, and, to the knowledge of the Company, its Subsidiaries and its officers, directors and employees, are in compliance with applicable Sanctions in all material respects.

9.19                        USA PATRIOT Act.  The Company and each of its Subsidiaries are in compliance in all material respects with the USA PATRIOT Act.

9.20                        Solvency.  On the Closing Date, after giving effect to the PTS Acquisition and the Transactions (including the extensions of credit hereunder), the Company and its Subsidiaries, on a consolidated basis, are Solvent.

SECTION 10.                     COVENANTS.

Until the expiration or termination of the Commitments and thereafter until all obligations of the Company hereunder and under the other Loan Documents (other than any contingent indemnification or similar obligations not yet due and payable) are paid in full and all Letters of Credit (other than any Supported Letter of Credit) have been terminated, the Company agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

10.1                        Reports, Certificates and Other Information.  Furnish to the Administrative Agent:

10.1.1              Audit Report.  Promptly when available, and in any event not later than the earlier of (a) five Business Days after the filing thereof with the SEC and (b) 105 days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries for such Fiscal Year together with audited consolidated statements of earnings and cash flows for such Fiscal Year, accompanied by (i) the report of Deloitte & Touche LLP or another nationally-recognized independent registered public accounting firm (the “Independent Auditor”), which report shall (A) state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP and (B) not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company’s or any Subsidiary’s records; provided that if such report of the Independent Auditor is a combined report (that is, one report containing an opinion on such consolidated financial statements, an opinion on internal controls over financial reporting and an opinion on management’s assessment of internal controls over financial reporting), then such report may include a qualification or limitation relating to the Company’s system of internal controls over financial reporting due to the exclusion of any acquired business from the scope of management’s assessment of internal controls over financial reporting to the extent such exclusion is permitted under provisions published by the Public Company Accounting Oversight Board, the SEC or another applicable Governmental Authority; and (ii) a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, they have not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if they have become aware of any such event, describing it in reasonable detail.

10.1.2              Quarterly Reports.  Promptly when available, and in any event not later than (a) five Business Days after the filing thereof with the SEC and (b) 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter of each Fiscal Year), consolidated balance sheets of the Company and its consolidated Subsidiaries as of the end of such Fiscal Quarter, together with consolidated statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, certified by an Executive Officer as fairly presenting, in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes), the consolidated financial position and results of operations for the Company and its consolidated Subsidiaries for such periods.

10.1.3              Certificates.  Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and of each set of quarterly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by an Executive Officer, containing a computation of each of the financial ratios and restrictions set forth in Section 10.6 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.

10.1.4              Reports to SEC and to Shareholders.  Within 15 days after the filing or sending thereof, copies of all reports on Form 10-K, 10-Q or 8-K (including any amendment thereto) of any Loan Party filed with the SEC (excluding exhibits thereto, provided that the Company shall promptly deliver any such exhibit to the Administrative Agent or any Lender upon request therefor); copies of all registration statements of any Loan Party filed with the SEC (other than on Form S-8); and copies of all proxy statements or other communications made to shareholders generally concerning material developments in the business of any Loan Party.

10.1.5              Notice of Default, Litigation and ERISA Matters.  Promptly upon any Executive Officer becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto:

(a)                                 the occurrence of an Event of Default or an Unmatured Event of Default;

(b)                                 any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Lenders which has been instituted or, to the knowledge of the Company, is threatened in writing against the Company or any Subsidiary or to which any of the properties of any thereof is subject which could reasonably be expected to have a Material Adverse Effect;

(c)                                  the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan other than a “standard termination” in accordance with Section 4041(b) of ERISA, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a lien under Section 303(k) of ERISA) or to any Multiemployer Pension Plan (in each case if such failure could reasonably be expected to have a Material Adverse Effect), or the taking of any action with respect to a Pension Plan which could reasonably be expected to result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect, or any notice that any Multiemployer Pension Plan is in reorganization, that material increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less materially than that required under Section 412 of the Code, that any such plan is or may be involuntarily terminated, or that any such plan is or may become insolvent;

(d)                                 any Loan Party becomes an entity deemed to hold Plan Assets; and

(e)                                  any other event which could reasonably be expected to have a Material Adverse Effect.

10.1.6              Other Information.  From time to time such other information concerning the Company and its Subsidiaries (including financial and management reports submitted to the Company by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Company) as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 10.1.1, 10.1.2 or 10.1.4 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet at the website address listed on Schedule 14.3 or on the SEC’s website; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent (which shall notify each Lender) of the posting of any such document and, promptly upon request by the Administrative Agent, provide to the Administrative Agent by electronic mail an electronic version (i.e., a soft copy) of any such document specifically requested by the Administrative Agent.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Company hereby acknowledges that (a) the Lead Arrangers and/or the Administrative Agent will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) to Lenders and potential Lenders by posting the Borrower Materials on an electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Persons or any other Person, providing for access to data protected by passcodes or other security system (the “Platform”) and (b) certain of the Lenders or potential Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”).  The Company hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all Borrower Materials that are made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized the Lead Arrangers, the Administrative Agent, the Lenders and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws, it being understood that certain of such Borrower Materials may be subject to the confidentiality requirements of Section 14.14; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Lead Arrangers and the Administrative Agent shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on, and shall only post such Borrower Materials on, the portion of the Platform not designated “Public Investor”.  Notwithstanding the foregoing, the Company shall be under no obligation to mark any Borrower Materials “PUBLIC”.

Any Platform used by the Administrative Agent is provided “as is” and “as available”.  The Agent-Related Persons do not warrant the adequacy of such Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent-Related Persons in connection with the Communications or any Platform.  In no event shall any Agent-Related Persons have any liability to the Company or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the either Company’s, any Loan Party’s or the Administrative Agent’s transmission of communications through a Platform, other than those arising from direct (and not  indirect, special, incidental or consequential) damages, losses or expenses (whether in tort, contract or otherwise) to the extent the liability of such Person is found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from any Agent Related Persons’ gross negligence or willful misconduct.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through a Platform.

10.2                        Books, Records and Inspections.  (a) Keep, and cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; (b) permit, and cause each Significant Subsidiary to permit, the Administrative Agent (which may be accompanied by any Lender) or any representative thereof upon reasonable prior notice to inspect the properties and operations of the Company and of such Significant Subsidiary; and (c) permit, and cause each Significant Subsidiary to permit, at any reasonable time during normal business hours and with reasonable notice, the Administrative Agent (which may be accompanied by any Lender) or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with the Administrative Agent (which may be accompanied by any Lender) or any representative thereof, provided that the Company shall have the right to be present at any such discussions), to examine (and photocopy extracts from) any of its books or other financial or operating records, provided that, unless an Event of Default exists, the costs and expenses associated with any visit or inspection made pursuant to clause (b) or (c) shall be for the account of the Administrative Agent (or, if acting upon the request of or accompanied by any Lender, such Lender).

10.3                        Insurance.  Maintain, and cause each Significant Subsidiary to maintain, with responsible insurance companies, such insurance as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; provided that self insurance of risks and in amounts customary in the industry of the Company and its Significant Subsidiaries shall be permitted.

10.4                        Compliance with Laws; Payment of Taxes.  (a) Comply, and cause each Subsidiary to comply, with all applicable laws (including Environmental Laws and ERISA), rules, regulations, decrees, orders, judgments, licenses and permits, except to the extent the failure to comply therewith, either individually or in the aggregate with all other such failures, could not reasonably be expected to have a Material Adverse Effect; and (b) pay, and cause each Subsidiary to pay, prior to delinquency, all federal Taxes and all other material Taxes and governmental charges against it or any of its property; provided that the foregoing shall not require the Company or any Subsidiary to pay any such Tax or charge (i) so long as it shall contest the validity thereof in good faith by appropriate action and shall set aside on its books adequate reserves with respect thereto or (ii) if failure to pay the same could not reasonably be expected to have a Material Adverse Effect.

10.5                        Maintenance of Existence, etc.  Maintain and preserve, and (subject to Section 10.9) cause each Subsidiary Borrower and each Significant Subsidiary to maintain and preserve, (a) its existence and good standing (or equivalent status) in the jurisdiction of its incorporation and (b) its qualification and good standing (or equivalent status) as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing (or equivalent status) could not reasonably be expected to have a Material Adverse Effect).

10.6                        Financial Covenants.

10.6.1              Funded Debt to EBITDA Ratio.  Not permit the Funded Debt to EBITDA Ratio (a) as of the last day of each Fiscal Quarter ending after the Closing Date but prior to the last day of the fifth full Fiscal Quarter ending after the Closing Date to exceed 4.00 to 1.00, and (b) as of the last day of any Fiscal Quarter beginning with the fifth full Fiscal Quarter ending after the Closing Date to exceed 3.75 to 1.00.  Notwithstanding the foregoing, if the Company or any Subsidiary creates, assumes, incurs, guarantees or otherwise becomes liable in respect of Acquisition Debt of $75,000,000 or more (hereinafter referred to as a “Permitted Debt Increase”), then during the Transition Period in respect of the applicable Acquisition (but in no event prior to the last day of the seventh full Fiscal Quarter ending after the Closing Date), the ratio of Funded Debt to EBITDA may exceed 3.75 to 1.00, but in no event shall exceed 4.00 to 1.00; provided that (i) if during such Transition Period the ratio of Funded Debt to EBITDA exceeds 3.75 to 1.00, the “Eurodollar Margin”, “L/C Fee Rate” and “Base Rate Margin” set forth in Level V of Schedule 1.1 shall each be increased by 0.25% per annum until the Company has delivered a certificate of an Executive Officer demonstrating that such ratio is no more than 3.75 to 1.00 and (ii) only one Permitted Debt Increase may occur over the life of this Agreement.

10.6.2              Interest Coverage Ratio.  Not permit the Interest Coverage Ratio as of the last day of the first full Fiscal Quarter ended after the Closing Date, and the last day of any Fiscal Quarter ended thereafter, to be less than 3.00 to 1.0.

Notwithstanding anything in this Agreement to the contrary, to the extent there are any amounts outstanding under the Note Purchase Agreements (including any refinancing of the principal amount thereof, modification or amendment thereof) and such Note Purchase Agreements contain total leverage and/or interest coverage covenants (including the component definitions thereof, the “Notes Financial Covenants”) that, after giving effect to any consent, waiver or modification thereto by the holders thereunder, are more favorable to the holders thereunder than the financial covenants (including the component definitions thereof) set forth above in this Section 10.6 (the “Bank Financial Covenants”) are to the Lenders, such more favorable Notes Financial Covenants shall be deemed incorporated by reference into this Section

10.6 and shall apply in lieu of the financial maintenance covenants set forth above.  When any compliance certificate is delivered pursuant to Section 10.1.3 for a Fiscal Year or Fiscal Quarter ended on a date when this paragraph applied, in addition to calculating the ratios required by the Bank Financial Covenants, such compliance certificate shall contain computations in respect of the Notes Financial Covenants and a demonstration of compliance therewith.

10.7                        Limitations on Debt.  Not, and not permit any Significant Subsidiary to, create, incur, assume or suffer to exist any Debt, except:

(a)                                 Debt arising under the Loan Documents;

(b)                                 Debt incurred to finance the acquisition, construction or improvement of any fixed or capital asset (including (i) obligations under Capital Leases and (ii) Debt assumed in connection with the acquisition of any such asset or secured by a Lien on such asset prior to the acquisition thereof (and not incurred in contemplation of such acquisition); provided that (x) such Debt is incurred prior to or substantially concurrently with such acquisition or not later than 45 days following the completion of such construction or improvement, as the case may be, (y) such Debt does not exceed the cost of such asset as of the date of such acquisition or completion of construction thereof or of such improvement on the date of completion thereof, as the case may be, and (z) the aggregate outstanding principal amount of all Debt described in this clause (b) does not at the time of incurrence of any such Debt exceed the greater of (A) $80,000,000 and (B) 10% of the consolidated tangible assets of the Company and its Subsidiaries;

(c)                                  Debt secured by Liens permitted by Section 10.8(c), (f) or (k);

(d)                                 Debt (or any undrawn commitment therefor) existing on the Closing Date and listed in Schedule 10.7;

(e)                                  refinancings, extensions or renewals of any of the foregoing Debt or any Debt incurred pursuant to clause (m) below to the extent the principal amount thereof is not increased except by (A) an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, extension or renewal (including extensions, renewals or replacements of guarantees in respect of such Debt as so refinanced, extended or renewed) and so long as the material terms applicable to such refinanced Debt are no less favorable to the Company or the applicable Significant Subsidiary, taken as a whole, than the material terms in effect immediately prior to such refinancing;

(f)                                   Subordinated Debt;

(g)                                  Hedging Obligations incurred in the ordinary course of business for bona fide hedging purposes and not for speculation and Debt in respect of overdraft facilities, employee credit card programs, netting services, automatic clearing house arrangements and other cash management and similar arrangements, in each case in the ordinary course of business;

(h)                                 Debt of a Person acquired in connection with a Permitted Acquisition that was not incurred in contemplation thereof;

(i)                                     Debt of the Company or a Significant Subsidiary as an account party in respect of trade and standby letters of credit;

(j)                                    Debt arising under surety, custom and similar bonds in the ordinary course of business consistent with past practice;

(k)                                 other unsecured Debt of Domestic Subsidiaries that are Significant Subsidiaries; provided that the aggregate amount of all such Debt shall not at the time of incurrence thereof exceed an amount equivalent to 5% of the consolidated assets of the Company and its Subsidiaries as of the last day of the Fiscal Quarter most recently ended for which financial statements have been delivered pursuant to Section 10.1.1 or 10.1.2;

(l)                                     Securitization Obligations in an aggregate outstanding amount not exceeding at the time of incurrence of any such Securitization Obligations the greater of (i) $150,000,000 and (ii) 12% of the consolidated assets of the Company and its Subsidiaries as of the last day of the Fiscal Quarter most recently ended for which financial statements have been delivered pursuant to Section 10.1.1 or 10.1.2;

(m)                             Debt arising under any Note Purchase Agreement, any Senior Note, any Additional Obligations Agreement (as defined in the Intercreditor Agreement); provided that, at the time of incurrence of Debt described in this clause (m) after the Closing Date, the Company is in pro forma compliance with the covenants set forth in Section 10.6 and, subject to Section 10.16, any guaranty of the foregoing; provided further that Debt incurred by Persons other than the Company or a Guarantor of the Company’s obligations hereunder pursuant to this clause (m) and clause (o) below shall not in the aggregate exceed 15% of consolidated total assets of the Company and its Subsidiaries as of the last day of the Fiscal Quarter most recently ended for which financial statements have been delivered pursuant to Section 10.1.1 or 10.1.2;

(n)                                 Suretyship Liabilities of the Company with respect to Debt of any Significant Subsidiary permitted hereunder; and

(o)                                 other unsecured Debt of the Company, any Guarantor or Foreign Subsidiaries that are Significant Subsidiaries; provided that, at the time of incurrence of Debt described in this clause (o) after the Closing Date, the Company is in pro forma compliance with the covenants set forth in Section 10.6 and, subject to Section 10.16, any guaranty of the foregoing; provided further that Debt incurred by Persons other than the Company or a Guarantor of the Company’s obligations hereunder pursuant to this clause (o) and clause (m) above shall not in the aggregate exceed 15% of consolidated total assets of the Company and its Subsidiaries as of the last day of the Fiscal Quarter most recently ended for which financial statements have been delivered pursuant to Section 10.1.1 or 10.1.2.

10.8                        Liens.  Not, and not permit any Significant Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)                                 Liens for Taxes or other governmental charges not at the time delinquent for more than 90 days or thereafter payable without penalty or being contested in good faith by appropriate action and, in each case, for which it maintains adequate reserves, provided that no notice of lien has been filed or recorded under the Code;

(b)                                 Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate action and not involving borrowed money, and, in each case, for which it maintains adequate reserves;

(c)                                  Liens identified in Schedule 10.8 and any refinancing, renewal, extension or replacement of any such Lien (to the extent the aggregate principal amount of the Debt or other obligation secured thereby is not increased and so long as the scope of the property subject to such Lien is not increased);

(d)                                 attachments, appeal bonds, judgments and other similar Liens arising in connection with court proceedings, for an aggregate amount not at any time exceeding the greater of (i) $50,000,000 and (ii) 5% of the consolidated tangible assets of the Company and its Subsidiaries, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate action;

(e)                                  leases or subleases or licenses or sublicenses granted to others in the ordinary course of business, easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Company or any Significant Subsidiary;

(f)                                   Liens on property of a Person immediately prior to its being consolidated with or merged into the Company or a Significant Subsidiary or otherwise becoming a Significant Subsidiary and Liens on assets existing at the time of acquisition (by merger or otherwise) of such property by the Company or a Significant Subsidiary, in each case not created in contemplation thereof, provided that such Liens do not extend to or cover additional types of assets, and, in each case, any refinancing, renewal, extension or replacement of any such Lien (to the extent the aggregate principal amount of the Debt or other obligation secured thereby is not increased and so long as the scope of the property subject to such Lien is not increased);

(g)                                  Liens securing Debt permitted by Section 10.7(b) or any refinancing, renewal, extension or replacement thereof (to the extent the aggregate principal amount of such Debt is not increased); provided that such Lien attaches solely to the property so acquired, constructed or improved in such transaction (provided that individual financings under Section 10.7(b) provided by one Person (or an Affiliate thereof) may be cross-collateralized to other financings provided by such Person and its Affiliates that are permitted by Section 10.7(b));

(h)                                 Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution and/or Liens arising in the ordinary course of business with respect to deposit accounts relating to intercompany cash pooling, interest set-off and/or sweeping arrangements; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or the applicable Significant Subsidiary in excess of those set forth by regulations promulgated by the FRB and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to such depository institution;

(i)                                     Liens securing Securitization Obligations permitted by Section 10.7(l);

(j)                                    Liens arising under any Loan Document; and

(k)                                 any other Lien securing obligations at the time of incurrence of any such obligations in an aggregate outstanding amount not exceeding the greater of (i) $50,000,000 and (ii) 5% of the consolidated tangible assets of the Company and its Subsidiaries; provided that no Lien permitted under this clause (k) may secure any obligations under any Note Purchase Agreement or Additional Obligations Agreement (as defined in the Intercreditor Agreement).

Any Lien permitted above on any property may extend to the identifiable proceeds of such property.

10.9                        Mergers, Consolidations, Sales.  Not, and not permit any other Loan Party to, be a party to any merger or consolidation, make any Acquisition, purchase or otherwise acquire any partnership or joint venture interest in any other Person (other than a Person that is, or becomes as the result of purchase or acquisition, a Subsidiary), or sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any receivables, except for:

(a)                                 any such merger or consolidation, sale, transfer, conveyance, lease or assignment (i) of or by any Subsidiary Guarantor into, with or to the Company or another Subsidiary Guarantor or (ii) of or by any wholly-owned Subsidiary into the Company or any other Loan Party or into, with or to any other wholly-owned Subsidiary;

(b)                                 any such purchase or other acquisition by any Loan Party of the assets or stock of any wholly-owned Subsidiary;

(c)                                  Permitted Acquisitions;

(d)                                 dispositions of accounts receivable, lease receivables, other financial assets and other rights and related assets pursuant to a Permitted Securitization;

(e)                                  dispositions of inventory and worn-out, obsolete or surplus equipment in the ordinary course of business and cash, cash equivalents and marketable securities in the ordinary course of business;

(f)                                   dispositions of accounts receivable with extended terms and dispositions of defaulted accounts receivable without credit recourse in transactions that do not constitute securitizations, in each case in the ordinary course of business consistent with past practice of the Company and its Significant Subsidiaries;

(g)                                  sales and dispositions of assets (including stock of Subsidiaries) purchased in connection with (and as a direct result of) a Permitted Acquisition;

(h)                                 purchases and other acquisitions of such partnership and joint venture interests so long as the aggregate amount of investments (net of any cash returns thereon) in such partnerships and joint ventures (excluding any such investment existing or committed for on the Closing Date and listed on Schedule 10.9) does not, on the date any such investment is made, exceed 20% of the consolidated tangible assets of the Company and its Subsidiaries; and

(i)                                     other sales and dispositions of assets (including the stock of Subsidiaries) made for fair market value so long as (i) no Unmatured Event of Default pursuant to Section 12.1.1 or Event of Default exists or would exist immediately after giving effect thereto, (ii) at least 75% of the consideration in respect thereof is in the form of cash; and (iii) the Net Cash Proceeds of all such sales and dispositions are applied to prepay the Term Loans pursuant to Section 6.2.4(a) to the extent required thereby.

For the avoidance of doubt, the granting of a Lien to secure the repayment of Debt or other obligations shall not, in and of itself, constitute a conveyance or transfer of assets pursuant to this Section 10.9.

10.10                 Use of Proceeds.  Use the proceeds of the Loans and Letters of Credit solely, (a) in the case of the Term Loans (i) to refinance the Existing Credit Agreement in full, (ii) to finance the PTS Acquisition and (iii) to pay fees, costs and expenses associated with the foregoing and the Transactions and (b) in the case of Revolving Loans and Letters of Credit, for capital expenditures, working capital and other general corporate purposes (including Permitted Acquisitions), and, in each case not use the proceeds of the Loans, directly or indirectly, to purchase or carry Margin Stock.  None of the proceeds will be used or distributed, directly or, to the knowledge of the Company, indirectly, for the purpose of financing the activities of any person currently subject to any applicable Sanctions or in violation of Sanctions.  None of the proceeds will be used or distributed, directly or, to the knowledge of the Company, indirectly, for the purposes of facilitating activities in violation of applicable Anti-Corruption Laws.

10.11                 Further Assurances.  Take, execute and deliver, and cause each applicable Subsidiary to take, execute and deliver, any and all such further acts and agreements as the Administrative Agent or the Required Lenders may reasonably request from time to time in order to ensure that (a) the obligations of each Subsidiary Borrower hereunder and under the other Loan Documents are guaranteed (i) pursuant to Section 15 by the Company and (ii) if such Subsidiary Borrower is a Foreign Subsidiary, by each Foreign Subsidiary that is a Significant Subsidiary (except to the extent (x) such guaranty by such Foreign Subsidiary would result in adverse tax consequences (other than insignificant adverse tax consequences) to the Company or (y) such Foreign Subsidiary would not be able to issue such guaranty under applicable law without undue expense or other adverse consequences (other than insignificant adverse consequences)) and (b) the obligations of the Company and the Subsidiary Borrowers hereunder and under the other Loan Documents are guaranteed by each Domestic Subsidiary (except to the extent that that the failure of any Subsidiary to so guaranty the obligations of the Company and the Subsidiary Borrowers would not result in a breach of Section 10.16); and deliver, or cause the applicable Subsidiary Guarantor to deliver, to the Administrative Agent such documents as the Administrative Agent (or the Required Lenders acting through the Administrative Agent) may reasonably request (including opinions of counsel) to confirm that (i) the guarantee of the Company pursuant to Section 15 is the legal, valid and binding obligation of the Company and (ii) the Subsidiary Guaranty is the legal, valid and binding obligation of each Subsidiary Guarantor.

10.12                 Transactions with Affiliates.  Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than another Loan Party or any wholly-owned Subsidiary) which is on terms, taken as a whole, which are less favorable than are obtainable from any Person which is not one of its Affiliates under comparable circumstances, provided that this Section 10.12 shall not prohibit:

(a)                                 capital contributions and distributions with respect to the equity interests of the Company or such Loan Party in the ordinary course of business or any other capital contribution to the Company;

(b)                                 any employment or severance agreement and any amendment thereto entered into by the Company or any other Loan Party in the ordinary course of business;

(c)                                  the payment of reasonable directors’ fees and benefits;

(d)                                 the provision of officers’ and directors’ indemnification and insurance in the ordinary course of business to the extent permitted by applicable law;

(e)                                  non-interest bearing (or below-market interest-bearing) intercompany loans or other advances in the ordinary course of business and consistent with past practice;

(f)                                   the payment of employee salaries, bonuses and employee benefits in the ordinary course of business;

(g)                                  sales or leases of goods to Affiliates in the ordinary course of business for less than fair market value, but for not less than cost; or

(h)                                 any transaction permitted under Section 10.7 (provided that no Loan Party may forgive Debt owing to it by an Affiliate that is not a Loan Party or a wholly-owned Subsidiary) or 10.9.

10.13                 Employee Benefit Plans.  Maintain, and cause each Subsidiary to maintain, each Pension Plan in compliance with all applicable requirements of law and regulations, except to the extent non-compliance could not reasonably be expected to have a Material Adverse Effect.

10.14                 Environmental Laws.  Conduct, and cause each Subsidiary to conduct, its operations and keep and maintain its property in compliance with all Environmental Laws,

except to the extent non-compliance, could not reasonably be expected to have a Material Adverse Effect.

10.15                 Business Activities.  Not, and not permit any Significant Subsidiary to, engage in any material respect in any line of business other than the same or similar lines of business engaged in by the Company and its Subsidiaries as of the date hereof and reasonable extensions thereof.

10.16                 Non-Guarantor Domestic Subsidiaries.  Not later than the date on which the Company delivers a certificate pursuant to Section 10.1.3 in respect of the last day of each applicable quarter or year end of the Company, take all steps necessary to ensure that, by such delivery date and calculated as of the last day of each applicable quarter or year end of the Company for which such certificate was delivered, Domestic Subsidiaries (other than Excluded Subsidiaries) that, together with the Company, account for (i) not less than 85% of the total assets of the Company and its Subsidiaries (other than Excluded Subsidiaries) as of the last day of such quarter or year ended immediately prior to the date of determination and (ii) not less than 85% of the total revenues of the Company and its Subsidiaries (other than Excluded Subsidiaries) for the 12-month period ending on the last day of the quarter or year ended immediately prior to the date of determination (in each case excluding assets and revenues of any Subsidiary or business unit that has been divested or liquidated on or prior to any date of determination and after giving effect to the elimination of intercompany items) for which financial statements have been delivered pursuant to Section 10.1.1 or 10.1.2, are parties to the Subsidiary Guaranty (the thresholds in the foregoing clauses (i) and (ii), together, the “Minimum Guarantor Threshold”); provided that no default shall occur under this Section 10.16 if, notwithstanding the Minimum Guarantor Threshold, all Domestic Subsidiaries (other than Excluded Subsidiaries) as of such date of determination are parties to the Subsidiary Guaranty.  Without limiting the foregoing, the Company will cause any Subsidiary that guarantees, or that is required by the terms of any Note Purchase Agreement or any Senior Note to guarantee, Debt in respect of any Note Purchase Agreement and/or any Senior Note to be a party to the Subsidiary Guaranty (provided that, until the date that is the three-month anniversary of the Closing Date, RBC Holding LLC shall not be required to be a party to the Subsidiary Guaranty as a result of any such guarantee); provided that the provisions of this Section 10.16 shall cease to be effective (and thereafter no Subsidiary shall be obligated to guarantee the Company’s obligations hereunder) on the first date after the date hereof on which the Company achieves a corporate or similar rating of BBB+ or better by S&P and Baa1 or better by Moody’s and has confirmed the same in writing to the Administrative Agent so long as prior to or concurrently with such release, the holders of the Senior Notes release such Subsidiaries as guarantors under the applicable Note Purchase Agreements; provided that if the Company shall subsequently have no corporate family rating or shall have corporate family ratings of (A) BBB or lower from S&P or (B) Baa2 or lower from Moody’s, then, promptly (but no later than five Business Days) after such corporate or similar rating is publicly released by such rating agencies, or if the Company shall otherwise elect to do so, the Company shall (1) cause the obligations hereunder to be guaranteed by Domestic Subsidiaries sufficient to satisfy the Minimum Guarantor Threshold; provided that no default shall occur under this Section 10.16 if, notwithstanding the Minimum Guarantor Threshold, all Domestic Subsidiaries (other than Excluded Subsidiaries) guaranty the obligations and (2) provide to the Lenders, in the case of Domestic Subsidiaries that are Significant Subsidiaries, customary legal opinions in connection therewith.

10.17                 Intercreditor Agreement.  Not permit any Subsidiary to have any bank credit facility or other Designated Debt agreement or instrument (a “Designated Debt Agreement”) (or any Suretyship Liability with respect to any Designated Debt Agreement of the Company or any other Subsidiary Guarantor) that could permit unsecured Designated Debt to be outstanding thereunder in an aggregate principal amount in excess of 10% of consolidated total assets of the Company and its Subsidiaries as of the end of the most recent Fiscal Quarter as to which the Company has delivered financial statements pursuant to Section 10.1 at the time the applicable Designated Debt Agreement becomes effective (the “Threshold Debt Amount”), unless each provider of such Designated Debt (and each beneficiary of any such Suretyship Liability and each such Subsidiary if it is not already a party to the Intercreditor Agreement), becomes a party to the Intercreditor Agreement, in accordance with the terms thereof.  The following Designated Debt shall be excluded from the Threshold Debt Amount: (a) Designated Debt outstanding under overdraft lines of credit incurred in the ordinary course of business, (b) Designated Debt of Subsidiaries listed on Schedule 10.7 and any renewals, extensions or replacements of such Debt to the extent that the principal amount thereof is not increased, (c) secured Designated Debt of Subsidiaries, including Securitization Obligations, and (d) Designated Debt of Subsidiaries as to which the providers of such Designated Debt (and beneficiaries of any related Suretyship Liability) are parties to the Intercreditor Agreement.

SECTION 11.                     EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

11.1                        Effectiveness.  Anything herein to the contrary notwithstanding, the obligations of the Lenders to make Term Loans, and other Credit Extensions, on the Closing Date shall subject only to the following conditions precedent being satisfied (or waived in accordance herewith):

11.1.1              PTS Acquisition.  Substantially concurrently with the initial funding of the Loans hereunder, the PTS Acquisition shall be consummated in accordance with the terms of the PTS ASPA, but without giving effect to any amendment, waiver or consent given thereunder that is materially adverse to the interests of the Lenders without the Administrative Agent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided that (i) increases in purchase price if funded with common equity (or other equity reasonably satisfactory to the Administrative Agent) shall not be deemed to be materially adverse to the interests of the Lenders and shall not require the consent of the Administrative Agent, (ii) decreases in purchase price pursuant to any purchase price or similar adjustment provisions set forth in the PTS ASPA or any decrease of up to 10% of the purchase price applied to the Term Loan Commitment shall be deemed to be not materially adverse to the interests of the Lenders and (iii) any amendment, waiver or other modification to Section 3.07(b) of the PTS ASPA or the definition of “Material Adverse Effect” in the PTS ASPA shall be deemed to be materially adverse to the interests of the Lenders.

11.1.2              Audited and Unaudited Financial Statements.  The Administrative Agent shall have received (a)(i) GAAP audited consolidated balance sheets and related statements of comprehensive income, and cash flows of the Company and (ii) GAAP audited consolidated balance sheets and related statements of operations and comprehensive income, and cash flows of the Business, in each case for the last three fiscal years of the Company or in the case of the Business the last two fiscal years (as the case may be) to have been completed at least 90 days prior to the Closing Date, and (b)(i) GAAP unaudited consolidated balance sheets and related statements of comprehensive income, and cash flows of the Company and (ii) GAAP unaudited consolidated balance sheets and related statements of operations and comprehensive income, and cash flows of the Business, in each case for each subsequent fiscal quarter of the Company or the Business (as the case may be) ended at least 45 days before the Closing Date.

11.1.3              Pro Forma Financial Statements.  The Administrative Agent shall have received (i) a pro forma consolidated balance sheet as of September 27, 2014, (ii) a related pro forma consolidated statement of earnings of the Company as of and for the nine-month period ending on September 27, 2014 and (iii) a related pro forma consolidated statement of earnings of the Company as of and for the twelve-month period ending on December 28, 2013, in each case prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

11.1.4              Projections.  The Administrative Agent shall have received pro forma projections for the Company and its Subsidiaries through the 2019 fiscal year.

11.1.5              Solvency Certificate.  The Administrative Agent shall have received a certificate in the form of Exhibit G from the Company executed by its chief financial officer certifying that the Company and its Subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are Solvent.

11.1.6              “Know Your Customer” Documentation.  The Administrative Agent shall have received, at least three business days prior to the Closing Date, satisfactory documentation and other information about the Loan Parties requested by the Administrative Agent (on behalf of itself or the Lenders) at least ten business days prior to the Closing Date that is required (as reasonably determined by the Administrative Agent) by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

11.1.7              Representations.  The PTS ASPA Representations and the Specified Representations shall be true and correct in all material respects (or in all respects if qualified by materiality).

11.1.8              Opinion of Counsel for the Loan Parties.  The Administrative Agent shall have received the opinions of (a) Peter C. Underwood, inside counsel to the Loan Parties and (b) White & Case LLP, counsel to the Loan Parties.

11.1.9              Intercreditor Agreement.  The Administrative Agent shall have received evidence that the Company has designated this Agreement as an “Additional Obligations Agreement” under and as defined in, and in accordance with, the Intercreditor Agreement.

11.1.10       Other Documents.  The Administrative Agent shall have received corporate documents of the Loan Parties and officers’ and public officials’ certifications with respect to the Loan Parties; evidence of the Loan Parties’ corporate authority, and a customary borrowing notice, including customary incumbencies and an officer’s certificate certifying as to the satisfaction of the conditions in Section 11.1.1, 11.1.7 and 11.1.13.

11.1.11       Payment of Fees and Expenses.  The Company shall have paid all fees, expenses and other amounts payable by it under any separate letter agreements among the Company and the Persons identified on the facing page of this Agreement as “Joint Lead Arrangers on or prior to the Closing Date to the extent such amounts are invoiced at least two Business Days prior to the Closing Date.

11.1.12       Loan Documents.  The Administrative Agent (or its counsel) shall have received from the Company and each other Guarantor either (i) a counterpart of this Agreement and the other Loan Documents signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include .pdf or facsimile transmission of a signed signature page of this Agreement) that such party has signed such a counterpart.

11.1.13       Termination of Existing Credit Agreement.  Substantially contemporaneously herewith, all commitments and guarantees under the Existing Credit Agreement shall be terminated in full and all obligations thereunder (other than contingent indemnity obligations not then due) shall be repaid in full.

Notwithstanding anything in this Agreement to the contrary, the Loans will be available on the Closing Date if the conditions set forth in this Section 11.1 are satisfied (or waived in accordance herewith).

11.2                        Conditions to All Credit Extensions of Credit After the Closing Date.  The making of each Credit Extension after the Closing Date is subject to the conditions that the Closing Date shall have occurred and, in the case of Loans, a notice of borrowing shall have been delivered, and to the further conditions precedent that, both before and after giving effect to such Credit Extension:

(a)                                 the representations and warranties of the Company set forth in this Agreement (excluding Section 9.5, Section 9.6 and Section 9.8) shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(b)                                 no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

11.3                        Initial Loans to a Subsidiary Borrower.  The Lenders shall not be required to make Revolving Loans to any Subsidiary Borrower unless (a) the conditions precedent set forth in Sections 11.1 and 11.2 have been satisfied and (b) such Subsidiary Borrower has furnished to the Administrative Agent:

(i)                                     copies of the resolutions of the board of directors (or similar governing body) of such Subsidiary Borrower authorizing the transactions contemplated hereby, certified as of the date of the effectiveness of the applicable Subsidiary Borrower Supplement by the Secretary or an Assistant Secretary or similar officer of such Subsidiary Borrower;

(ii)                                  a certificate of the Secretary or Assistant Secretary or similar officer of such Subsidiary Borrower certifying the names and true signatures of the officers of such Subsidiary

Borrower authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

(iii)                               the articles or certificate of incorporation (or similar charter document) and the bylaws (or similar governing documents) of such Subsidiary Borrower as in effect on the date of the effectiveness of the applicable Subsidiary Borrower Supplement, certified by the Secretary or Assistant Secretary (or the general partner, member or manager, if applicable) of such Subsidiary Borrower as of the date of the effectiveness of the applicable Subsidiary Borrower Supplement;

(iv)                              a good standing certificate or certificate of status for such Subsidiary Borrower from the Secretary of State (or similar, applicable Governmental Authority) of its jurisdiction of formation, to the extent such concept exists in such jurisdiction;

(v)                                 a written opinion of counsel to such Subsidiary Borrower, addressed to the Administrative Agent and the Lenders and in substance reasonably acceptable to the Administrative Agent;

(vi)                              a fully executed Subsidiary Borrower Supplement with respect to such Subsidiary Borrower and a Note of such Subsidiary Borrower for each Lender that has requested a Note pursuant to Section 3.1; and

(vii)                                 satisfactory documentation and other information about the new Subsidiary Borrower requested prior to the initial Revolving Loans to such Subsidiary Borrower by the Administrative Agent (on behalf of itself or the Lenders) that is required (as reasonably determined by the Administrative Agent) by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

SECTION 12.                     EVENTS OF DEFAULT AND THEIR EFFECT.

12.1                        Events of Default.  Each of the following shall constitute an Event of Default under this Agreement:

12.1.1              Non-Payment of the Loans, etc.  Default in the payment when due of the principal of any Loan or any reimbursement obligation with respect to any Letter of Credit; or default, and continuance thereof for five days, in the payment when due of any interest, fee or other amount payable by the Company hereunder or under any other Loan Document.

12.1.2              Non-Payment of Other Debt, etc.  (a) Any default shall occur under the terms applicable to any Debt of the Company or any other Loan Party (other than Debt hereunder) in an aggregate principal amount (for all such Debt so affected) exceeding $75,000,000 and such default shall (i) consist of the failure to pay such Debt when due (subject to any applicable grace period), whether by acceleration or otherwise, or (ii) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable prior to its expressed maturity; or (b) any event shall occur with respect to any Securitization Obligations that results in, or permits the holder or holders of such obligations, or any trustee or agent for such holder or holders, to require the replacement or resignation of the servicer with respect thereto and the appointment of a new servicer other than the Company or any Subsidiary.

12.1.3              Bankruptcy, Insolvency, etc.  The Company or any other Loan Party becomes insolvent or generally fails to pay, or admits in writing its general inability or refusal to pay, debts as they become due; or the Company or any other Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or any other Loan Party or any substantial part of the property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or such Loan Party or for any substantial part of the property thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding (except the voluntary dissolution, not under any bankruptcy or insolvency law, of a Subsidiary Guarantor), is commenced in respect of the Company or any other Loan Party, and if such case or proceeding is not commenced by the Company or any other Loan Party, an order for relief is entered therein, or such case or proceeding is consented to or acquiesced in by the Company or such other Loan Party or remains for 60 days undismissed; or the Company or any other Loan Party takes any corporate action to authorize, or in furtherance of, any of the foregoing.

12.1.4              Non-Compliance with Provisions of this Agreement.  (a) Failure by the Company to comply with or to perform any covenant set forth in Sections 10.1.5(a), 10.5 through 10.9, 10.12, 10.16 or 10.17; (b) failure by the Company to comply with or to perform any covenant set forth in Section 10.10 and continuance of such failure for ten Business Days after an Executive Officer obtains actual knowledge; or (c) failure by the Company to comply with or to perform any other provision of this Agreement (and not constituting an Event of Default under any of the other provisions of this Section 12) and continuance of such failure for 30 days after written notice thereof to the Company from the Administrative Agent or any Lender (acting through the Administrative Agent).

12.1.5              Representations and Warranties.  Any representation or warranty made by a Borrower under any Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by a Borrower to the Administrative Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

12.1.6              Pension Plans and Plan Assets.  (a) Institution of any steps by the Company or any other Person to terminate a Pension Plan if as a result of such termination the Company could reasonably be expected to be required to make a contribution to such Pension Plan, or could reasonably be expected to incur a liability or obligation to such Pension Plan, in excess of $75,000,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien securing an amount in excess of $75,000,000 under section 303(k) of ERISA; (c) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Company and the Controlled Group have incurred on the date of such withdrawal) exceeds $75,000,000; or (d) any Loan Party becomes an entity deemed to hold Plan Assets and the Administrative Agent or any Lender is adversely effected as a result thereof.

12.1.7              Judgments.  (a) Final judgments which exceed an aggregate of $75,000,000 shall be rendered against the Company or any Subsidiary or (b) any one or more non-monetary final judgments shall be rendered against the Company or any Subsidiary that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in each case shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 60 days after entry or filing of such judgments.

12.1.8              Invalidity of Guaranties.  (a) Except as otherwise permitted herein, the Subsidiary Guaranty shall cease to be in full force and effect, any Subsidiary Guarantor shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of the Subsidiary Guaranty, or the Company or any other Loan Party (or any Person by, through or on behalf of the Company or any other Loan Party) shall contest in writing the validity, binding nature or enforceability of the Subsidiary Guaranty with respect to any Subsidiary Guarantor.

(b)                                 The guaranty of the Company under Section 15 shall cease to be in full force and effect, the Company shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of Section 15, or the Company or any other Loan Party (or any Person by, through or on behalf of the Company or any other Loan Party) shall contest in any manner the validity, binding nature or enforceability of the guaranty of the Company under Section 15.

12.1.9              Change of Control.  (a) Any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of 30% or more of the outstanding shares of common stock of the Company; or (b) during any 12-month period, individuals who at the beginning of such period constituted the Company’s Board of Directors (together with any new directors whose election by the Company’s Board of Directors or whose nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors who either were directors at beginning of such period or whose election or nomination was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company.

12.1.10       Invalidity of Intercreditor Agreement.  The Intercreditor Agreement ceases to be a legally valid, binding and enforceable obligation of the Company or any other Loan Party for any reason whatsoever (other than in accordance with the terms thereof), including a determination by any Governmental Authority or court to such effect.

12.2                        Effect of Event of Default.  If any Event of Default described in Section 12.1.3 shall occur with respect to the Company, the Commitments (if they have not theretofore terminated) shall immediately terminate and the Commitments shall be reduced to zero and the Loans and all other obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to deliver to the Administrative Agent Cash Collateral in an amount equal to the outstanding Dollar Equivalent face amount of all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of

Default shall occur and be continuing, the Administrative Agent (upon written request of the Required Lenders) shall declare the Commitments (if they have not theretofore terminated) to be terminated and/or declare all Loans and all other obligations hereunder to be due and payable and/or demand that the Company immediately deliver to the Administrative Agent Cash Collateral in amount equal to the outstanding Dollar Equivalent face amount of all Letters of Credit, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and/or all Loans and all other obligations hereunder shall become immediately due and payable and/or the Company shall immediately become obligated to deliver to the Administrative Agent Cash Collateral in an amount equal to the Dollar Equivalent face amount of all Letters of Credit, all without presentment, demand, protest or notice of any kind.  The Administrative Agent shall promptly advise the Company in writing of any such declaration, but failure to do so shall not impair the effect of such declaration.  Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 12.1.1 or Section 12.1.3 may be waived by the written concurrence of all of the Lenders, and the effect as an Event of Default of any other event described in this Section 12 may be waived by the written concurrence of the Required Lenders.  Any Cash Collateral delivered hereunder shall be held by the Administrative Agent and applied to obligations arising in connection with any drawing under a Letter of Credit.  After the expiration or termination of all Letters of Credit, such Cash Collateral shall be applied by the Administrative Agent to any remaining obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may direct.

SECTION 13.                     THE ADMINISTRATIVE AGENT.

13.1                        Appointment and Authority.  Each of the Lenders and each Issuing Lender hereby irrevocably appoints JPMorgan to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Company nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

13.2                        Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

13.3                        Liability of Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default or Unmatured Event of Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any bankruptcy, insolvency or similar law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any bankruptcy, insolvency or similar law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.2 and 14.1) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Event of Default or Unmatured Event of Default unless and until notice describing such Event of Default or Unmatured Event of Default is given to the Administrative Agent by the Company, a Lender or an Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default or Unmatured Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Loan Documents, (v) the value or the sufficiency of any collateral granted under the Loan Documents, or (vi) the satisfaction of any condition set forth in Section 11 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

13.4                        Reliance by Administrative Agent.  (a)  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(b)                                 For purposes of determining compliance with the conditions specified in Section 11.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

13.5                        Credit Decision.  Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

13.6                        Indemnification.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company or any other Loan Party as required by any Loan Document and without limiting the obligation of the Company or any other Loan Party to do so), pro rata, from and against any and all Indemnified Liabilities to the extent that any such unreimbursed Indemnified Liabilities were incurred by or asserted against the Administrative Agent in its capacity as such, or against any other Agent-Related Person acting for the Administrative Agent in connection with such capacity; provided that (a) no Lender shall be liable for any payment to any Agent-Related Person of any portion of the Indemnified Liabilities to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct and (b) no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence of willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable fees of attorneys for the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company.  The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, cancellation or expiration of the Letters of Credit and the Commitments, any termination of this Agreement and the resignation of the Administrative Agent.

13.7                        Administrative Agent in Individual Capacity.  JPMorgan and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though JPMorgan were not the Administrative Agent, an Issuing Lender and a Swing Line Lender hereunder, and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, JPMorgan or its Affiliates may receive information regarding the Company or its Subsidiaries (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.  With respect to its Loans, JPMorgan and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, an Issuing Lender or a Swing Line Lender.

13.8                        Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Company.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company (which consent shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and consented to by the Company (such consent not to be unreasonably withheld or delayed) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the

Company and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 13 and Sections 14.6 and 14.12 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by the Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swing Line Lender, (ii) the retiring Issuing Lender and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

13.9                        Guaranty Matters.  The Administrative Agent shall, and the Lenders irrevocably authorize the Administrative Agent to, upon the written request of the Company, release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if, after giving effect to such release, the Company is in compliance with Sections 10.11 and 10.16.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 13.9.  In addition to the foregoing, any Subsidiary Guarantor that ceases to be a Subsidiary as a result of a transaction permitted by this Agreement shall be automatically released from the Subsidiary Guaranty upon the consummation of such transaction.

13.10                 Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company or any other Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan, reimbursement obligation or other obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, reimbursement obligations in respect of Letters of Credit and all other obligations of the Company and the other Loan Parties under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 5 and 14.6) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5 and 14.6.

Nothing contained herein shall (i) be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations of the Company and the other Loan Parties under the Loan Documents or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding or (ii) preclude any Lender from filing and proving its own claims against the Company, any other Loan Party or any other Person.

13.11                 Other Agents.  Except as expressly set forth herein, none of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “Joint Lead Arranger and Joint Bookrunner”, the “Co-Syndication Agent”, a “Co-Documentation Agent” or a “Senior Managing Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 14.                     GENERAL.

14.1                        Waiver; Amendments.  No delay on the part of the Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.  No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Notes shall be effective unless the same shall be in writing and signed and delivered by the Company and the Required Lenders (or the Administrative Agent on behalf of the Required Lenders), and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No amendment, modification, waiver or consent shall (i) extend or increase the Commitment of any Lender, (ii) extend any scheduled date for payment of any principal of or interest on any Loan or any fees payable hereunder or (iii) reduce the principal amount of any Loan, the rate of interest thereon or any fees payable hereunder, without, in each case, the consent of each Lender directly affected thereby; and no amendment, modification, waiver or consent shall (a) limit the consent or similar approval rights of a Revolving Lender set forth in Sections 2.7 and 2.8(d) without the consent of each Revolving Lender, (b) alter Section 11.2 without the consent of Revolving Lenders holding at least a majority of the then outstanding Revolving Commitments and Revolving Loans or (c) alter any provisions of any Loan Document in a manner that by its terms adversely affects the rights or payments due to Lenders holding Commitments or Loans of any Class differently than those holding Commitments or Loans of any other Class without the written consent of Lenders holding a majority of the outstanding Loans and Commitments of such affected Class; and no amendment, modification, waiver or consent shall (w) release the Company from its obligations under its guarantee set forth in Section 15, (x) release all or substantially all of the value (determined in a manner consistent with the assets and revenues tests contained in the first sentence of Section 10.16) of the Subsidiary Guaranty (other than pursuant to Section 10.16), (y) change any provision of this Section or the definition of Required Lenders or reduce the aggregate percentage required to effect an amendment, modification, waiver or consent or (z) change any provision of Section 7.6, without, in each case, the consent of all Lenders.  No provisions of Section 13 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent.  No provision of this Agreement relating to the rights or duties of an Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of each Issuing Lender.  No provision of this Agreement affecting each Swing Line Lender in its capacity as such shall be amended, modified or waived without the written consent of such Swing Line Lender.  Notwithstanding anything to the contrary in this Agreement, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, waiver or consent hereunder, except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms directly affects any Defaulting Lender more adversely (other than as a result of the relative size of its Commitment) than other affected Lenders shall require the consent of such Defaulting Lender.

If any Lender does not consent to a proposed amendment, modification, waiver or consent with respect to any Loan Document that requires the consent of each affected Lender or each Lender and that has been approved by the Required Lenders, the Company may replace such non-consenting Lender (a “Non-Consenting Lender”) in accordance with Section 8.7(b); provided that such amendment, modification, waiver or consent can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Company to be made pursuant to this paragraph).

Notwithstanding the foregoing, the Administrative Agent and the Company may amend any Loan Document without the further consent of any other party to such Loan Document to correct any errors, mistakes, omissions, defects or inconsistencies, or to effect administrative changes that are not adverse to any Lender, in each case so long as the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

14.2                        Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.  Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

14.3        Notices.  Except as otherwise provided in Sections 2.2 and 2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Schedule 14.3 (or, in the case of a Lender other than JPMorgan, in such Lender’s Administrative Questionnaire) or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose.  Notices sent by facsimile transmission shall be deemed to have been given when sent and receipt of such facsimile is confirmed; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received.  For purposes of Sections 2.2 and 2.3, the Administrative Agent and the Swing Line Lenders shall be entitled to rely on telephonic instructions from any person that the Administrative Agent or the Swing Line Lenders in good faith believe is an authorized officer or employee of the Company, and the Company shall hold the Administrative Agent, each Swing Line Lender and each other Lender harmless from any loss, cost or expense resulting from any such reliance.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or its securities for purposes of United States Federal or state securities laws.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

14.4        Regulation U.  Each Lender represents that it in good faith is not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

14.5        Costs, Expenses and Taxes.  The Company agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Lead Arrangers (including the reasonable and documented fees and charges of counsel for the Administrative Agent and the Lead Arrangers and of local counsel, if any, who may be retained by such counsel) in connection with the preparation, execution and delivery of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendments, supplements or waivers to any Loan Documents), and all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees, court costs and other legal expenses) incurred by the Administrative Agent and each Lender in connection with the enforcement of this Agreement, the other Loan Documents or any such other documents during the existence of any Event of Default or Unmatured Event of Default.  In addition, the Company agrees to pay, and to save the Administrative Agent, the Lead Arrangers and the Lenders harmless from all liability for, (a) any stamp court, or documentary, intangible, recording, filing or similar Taxes which may be payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, the issuance of the Notes or the execution and delivery of any other Loan Document or any other document provided for herein or delivered or to be delivered hereunder or in connection herewith and (b) any fees of the Company’s auditors and, if an Event of Default or Unmatured Event of Default exists, any costs and expenses of the Administrative Agent or any Lender in connection with any reasonable exercise by the Administrative Agent or any Lender of its rights pursuant to Section 10.2.  All obligations provided for in this Section 14.5 shall survive repayment of the Loans, cancellation of the Notes, cancellation or expiration of the Letters of Credit and any termination of this Agreement.

14.6        Captions.  Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

14.7        Successors and Assigns.  This Agreement shall be binding upon the Company, the Administrative Agent and the Lenders and their respective successors and assigns, and shall inure to the benefit of the Company, the Administrative Agent and the Lenders and the successors and assigns of the Administrative Agent and the Lenders; provided that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void).

14.8        Assignments; Participations.

14.8.1         Assignments.  Any Lender may, with the prior written consent of the Administrative Agent, each Issuing Lender (solely in the case of Revolving Commitments or Revolving Loans), each Swing Line Lender (solely in the case of Revolving Commitments or Revolving Loans) and, so long as no Event of Default has occurred and is continuing, the Company (which consents shall not be unreasonably delayed or withheld and (x) shall be deemed given unless the Company has objected within 10 days of receipt of notice thereof and (y) shall not be required for an assignment to another Lender, an Affiliate of a Lender or an Approved Fund), at any time assign and delegate to one or more commercial banks or other Persons (any Person to whom such an assignment and delegation is to be made being herein called an “Assignee”), all or any fraction of such Lender’s Loans and Commitment (which assignment and delegation shall be of a constant, and not a varying, percentage of all the assigning Lender’s Loans and Commitment, other in the case of each Swing Line Lender’s rights and obligations in respect of Swing Line Loans) in a minimum aggregate amount equal to the lesser of (i) the amount of the assigning Lender’s remaining Commitment and (ii) $5,000,000; provided that (a) no assignment and delegation may be made to any Person if, at the time of such assignment and delegation, the Company would be obligated to pay any greater amount under Section 7.7 or Section 8 to the Assignee than the Company is then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, the Company will not be required to pay the incremental amounts) and (b) the Company and the Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee until the date when all of the following conditions shall have been met:

(x)     five Business Days (or such lesser period of time as the Administrative Agent and the assigning Lender shall agree) shall have passed after written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, shall have been given to the Company and the Administrative Agent by such assigning Lender and the Assignee,

(y)     the assigning Lender and the Assignee shall have executed and delivered to the Company and the Administrative Agent an assignment agreement substantially in the form of Exhibit D (an “Assignment Agreement”), together with any documents required to be delivered hereunder, which Assignment Agreement shall have been accepted by the Administrative Agent, and

(z)     the assigning Lender or the Assignee shall have paid the Administrative Agent a processing fee of $3,500.

From and after the date on which the conditions described above have been met, (x) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (y) the assigning Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it pursuant to such Assignment Agreement, shall be released from its obligations hereunder; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.  Any attempted assignment and delegation not made in accordance with this Section 14.8.1 shall be null and void.

Notwithstanding the foregoing provisions of this Section 14.8.1 or any other provision of this Agreement, (a) no assignment shall be made to (i) the Company or any Affiliate or Subsidiary thereof, (ii) any Defaulting Lender or any Subsidiary thereof, or any Person which, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) or (iii) a natural Person, and (b) any Lender may at any time assign all or any portion of its Loans and its Note to a Federal Reserve Bank (but no such assignment shall release any Lender from any of its obligations hereunder).

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender, each Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

The Administrative Agent, acting solely for this purpose as an agent of the Company and the Borrowers, shall maintain a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Company, the Borrowers and the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

14.8.2         Participations.  Any Lender may at any time sell to one or more commercial banks or other Persons (other than (i) the Company or any Affiliate or Subsidiary thereof, (ii) any Defaulting Lender or any Subsidiary thereof, or any Person which, if it became a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) or (iii) a natural Person) participating interests in any Loan owing to such Lender, the Note held by such Lender, the Commitment of such Lender, the direct or participation interest of such Lender in any Letter of Credit or Swing Line Loan or any other interest of such Lender hereunder (any Person purchasing any such participating interest being herein called a “Participant”).  In the event of a sale by a Lender of a participating interest to a Participant, (x) such Lender shall remain the holder of its Note for all purposes of this Agreement, (y) the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (z) all amounts payable by the Company shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender.  No Participant shall have any direct or indirect voting rights hereunder except with respect to any of the events described in the third sentence of Section 14.1.  Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant.  The Company agrees that if amounts outstanding under this Agreement and the Notes are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or such Note; provided that such right of setoff shall be subject to the obligation of each Participant to share with the Lenders, and the Lenders agree to share with each Participant, as provided in Section 7.6.  The Company also agrees that each Participant shall be entitled to the benefits of

Section 7.7 and Section 8 as if it were a Lender (subject to the requirements and limitations therein, including the requirements under Section 7.7(e)); provided that no Participant shall receive any greater compensation pursuant to Section 7.7 or Section 8 than would have been paid to the participating Lender if no participation had been sold).

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company and the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

14.9        Payments Set Aside.  To the extent that any payment by or on behalf of the Company is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy, insolvency or similar law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

14.10      Governing Law; Severability.  This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  All obligations of the Borrowers and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

14.11      Indemnification by the Company.  In consideration of the execution and delivery of this Agreement by the Administrative Agent and the Lenders and the agreement to extend the Commitments provided hereunder, the Company hereby agrees to indemnify, exonerate and hold the Administrative Agent, the Lead Arrangers, each Lender and each of their respective Related Parties (each a “Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including reasonable attorneys’ fees and charges of one counsel for the Administrative Agent and one counsel for all other Lender Parties (except in each case to the extent that separate counsel would be required as the result of any conflict of interest) and settlement costs (collectively, the “Indemnified Liabilities”), incurred by the Lender Parties or any of them as a result of, or arising out of, or relating to (i) any tender offer, merger, purchase of stock, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, including the PTS Acquisition, (ii) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) the actual or alleged use, handling, release, emission, discharge, transportation, storage, treatment, disposal, or presence of any Hazardous Substance by the Company or any Subsidiary or their respective predecessors, (iv) any Environmental Claim with respect to conditions at any property owned or leased by the Company or any Subsidiary or their respective predecessors or the operations conducted thereon, (v) the investigation, cleanup or remediation of offsite locations at which the Company or any Subsidiary or their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances, (vi) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Lender Parties and, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of the Loan Documents or (vii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Company or its equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Lender Parties are a party thereto; provided that such indemnity shall not, as to any Lender Party, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of, or violation of applicable law by, such Lender Party or any of its Lender Related Parties or (B) result from a dispute between such Lender Party and another Lender Party not involving the Company or its Subsidiaries.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  Nothing set forth above shall be construed to relieve any Lender Party from any obligation it may have under this Agreement.  No Lender Party shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Lender Party have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  All amounts due under this Section 14.11 shall be payable within ten Business Days after demand therefor (which demand shall be accompanied by a statement from the applicable Lender Party setting forth such amounts in reasonable detail).  All obligations provided for in this Section 14.11 shall survive repayment of the Loans, cancellation of the Notes, cancellation or expiration of the Letters of Credit and any termination of this Agreement.  Notwithstanding the foregoing, this Section 14.11 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

14.12      Forum Selection and Consent to Jurisdiction.  (a) The Company irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Lender or any Related Party of any of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, any Lender or any Issuing Lender may otherwise have to bring any action, litigation or proceeding relating to this Agreement or any other Loan Document against any Borrower or any of its properties in the courts of any jurisdiction.

(b)           Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 14.3.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.  The Subsidiary Borrowers (if any) hereby appoint the Company, at 200 State Street, Beloit, Wisconsin 53511, or, if applicable, at its principal place of business in the City of New York, as its agent for service of process, and agrees that service of any process, summons, notice or document by hand delivery or registered mail upon such agent shall be effective service of process for any suit, action or proceeding brought in any such court.

14.13      WAIVER OF JURY TRIAL.  EACH OF THE COMPANY, EACH SUBSIDIARY BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR

PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

14.14      Confidentiality.  Each Lender agrees to maintain the confidentiality of all information provided to it by or on behalf of the Company or any Subsidiary, or by the Administrative Agent on the Company’s or such Subsidiary’s behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Lender or its Affiliates, or (ii) was or becomes available on a  non-confidential basis from a source other than the Company or a Subsidiary, provided that such source is not bound by a confidentiality agreement with the Company known to the Lender; provided that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable law; (D) to the extent reasonably required in connection with any litigation or proceeding involving the Company to which the Administrative Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender’s independent auditors, trustees and other professional advisors; (G) to any Participant or Assignee, actual or potential, or to any direct, indirect, actual or prospective counterparty to any swap, derivative or securitization transaction related to the obligations of the Loan Parties under the Loan Documents, provided that, in each case, such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; (H) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party with such Lender or such Affiliate; (I) to its Affiliates, provided that such Affiliate is advised of the confidentiality requirements set forth herein and agrees in writing (for the benefit of the Company) to keep such information confidential to the same extent required hereunder (it being understood that each Lender shall be liable for the breach by any of its Affiliates of any such confidentiality requirement); (J) to market data collectors and service providers providing services in connection with the syndication or administration of the Commitments; and (K) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about such Lender’s investment portfolio in connection with ratings issued with respect to such Lender.  Each Lender will, so long as not prohibited from doing so by any applicable law, notify the Company of any request for information of the type referred to in clause (B) or (C) above prior to disclosing such information so that the Company may seek appropriate relief from any applicable court or other Governmental Authority (but failure to so notify the Company shall not result in any liability to such Lender).

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Company and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Company or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Company and its Affiliates and their related parties or their respective securities.  Accordingly, each Lender represents to the Company and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

The Administrative Agent agrees to keep confidential the rates to be used in the calculation of the Reference Bank Rate supplied by each Reference Bank pursuant to or in connection with this Agreement (and each Reference Bank party hereto agrees that it has developed procedures to ensure that such rates are not submitted by the Reference Banks to, or shared with, any individual who is formally designated as being involved in the ICE LIBOR submission process); provided that such rates may be shared with the Borrower and any of its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates that have a commercially reasonable business need to know such rates, subject to an agreement by the recipient thereof to comply with the provisions of this Section as if it were the Administrative Agent; provided further that, for the avoidance of doubt, the overall Reference Bank Rate (but not the individual rates that were submitted in the determination thereof) shall be disclosed to Lenders in accordance with Section 8.2(a).

14.15      USA PATRIOT Act Notice.  Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the USA PATRIOT Act.

14.16      No Fiduciary or Implied Duties.  The Company acknowledges and agrees, and acknowledges its Affiliates’ understanding, that in acting as the Administrative Agent, the Administrative Agent will not have responsibility except as set forth in this Agreement and shall in no event be subject to any fiduciary or other implied duties.  The Company waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty.

14.17      Judgment.  If, for the purposes of filing a claim or obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender in the Agreement Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

14.18      Most Favored Lender.  If at any time (a)(i) the Company enters into any credit agreement, loan agreement, note purchase agreement or other like agreement under which the Company may incur Designated Debt in excess of $50,000,000, including the Note Purchase Agreements and the Senior Notes (a “Principal Lending Agreement”), and (ii) any such Principal Lending Agreement at any time includes a covenant that expressly limits either: (x) the sale, lease or disposition of assets by the Company and/or any Subsidiary during any period of 12 consecutive months to less than 15% of the book value of consolidated tangible assets of the Company and its Subsidiaries, or (y) the incurrence of Designated Debt by any Foreign Subsidiary, in either case that is not contained in this Agreement, or if such covenant that is contained in the Principal Lending Agreement is more favorable to such creditors of the Company than a similar covenant contained in this Agreement, or (b) the Company issues an additional series of Senior Notes pursuant to any Supplement (as defined in the applicable Note Purchase Agreement) or amends any existing series of Senior Notes, in each case, that has an “additional covenant” (within the meaning of Section 2.2(iii) of the applicable Note Purchase Agreement), the Company shall give written notice thereof to the Administrative Agent not later than 10 days following the date of execution of such Principal Lending Agreement or amendment thereof or Supplement, as the case may be (each a “Subject Agreement”); provided that any such additional covenant shall not impair, diminish or otherwise adversely modify any existing covenants contained herein.  Effective on the date of execution of a Subject Agreement, such covenant (or covenants) and related definitions that are contained in such Subject Agreement (collectively, the “Incorporated Covenants”) shall be deemed to have been incorporated herein and any event of default in respect of any such Incorporated Covenant shall be deemed to be an Event of Default hereunder, subject to all applicable terms and provisions of this Agreement, including the right of the Required Lenders to waive or not waive any breach thereof (independent of any right of any other creditor of the Company in respect of any such Incorporated Covenants).  Without limiting the foregoing, any amendment, elimination or termination of any Incorporated Covenant in accordance with the terms of the applicable Subject Agreement (including as a result of the termination of such Subject Agreement) shall constitute an immediate amendment, elimination or termination, as the case may be, of such Incorporated Covenant hereunder.

SECTION 15.                     COMPANY GUARANTY.

15.1                        The Guaranty.  In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Company from the proceeds of the Loans and the issuance of the Letters of Credit, the Company hereby agrees with the Lenders as follows: the Company hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations (other than, with respect to the Company, any Excluded Swap Obligations of the Company) of the Subsidiary Borrowers to the Guaranteed Creditors.  If any or all of the Guaranteed Obligations of such Borrowers to the Guaranteed Creditors becomes due and payable hereunder, the Company unconditionally promises to pay such indebtedness to the Administrative Agent and/or the Lenders, on demand, together with any and all reasonable, out-of-pocket expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Guaranteed Obligations.  If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrowers), then and in such event the Company agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Company, notwithstanding any revocation of the guaranty under this Section 15 or other instrument evidencing any liability of any Borrower, and the Company shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

15.2                        Insolvency.  Additionally, the Company unconditionally and irrevocably guarantees the payment of the Dollar Equivalent of any and all of the Guaranteed Obligations of the Subsidiary Borrowers to the Guaranteed Creditors whether or not due or payable by any Borrower upon the occurrence of any of the events specified in Section 12.1.3, and unconditionally promises to pay the Dollar Equivalent of such Guaranteed Obligations to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

15.3                        Nature of Liability.  The liability of the Company hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations of any Borrower whether executed by the Company, any other guarantor or by any other party, and the liability of the Company hereunder is not affected or impaired by (a) any direction as to application of payment by any Borrower or by any other party; or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations of any Borrower; or (c) any payment on or in reduction of any such other guaranty or undertaking; or (d) any dissolution, termination or increase, decrease or change in personnel by any Borrower; or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to any Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Company waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

15.4                        Independent Obligation.  The obligations of the Company hereunder are independent of the obligations of any other guarantor, any other party or any Borrower, and a separate action or actions may be brought and prosecuted against the Company whether or not action is brought against any other guarantor, any other party or any Borrower and whether or not any other guarantor, any other party or any Borrower is joined in any such action or actions.  The Company waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by a Borrower or other circumstance which operates to toll any statute of limitations as to such Borrower shall operate to toll the statute of limitations as to the Company’s obligations under this Section 15.

15.5                        Authorization.  The Company authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a)                                 change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty of the Company herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b)                                 take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset against the Guaranteed Obligations or such liabilities;

(c)                                  exercise or refrain from exercising any rights against any Borrower or others or otherwise act or refrain from acting;

(d)                                 release or substitute any one or more endorsers, guarantors, Borrowers or other obligors;

(e)                                  settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to its creditors other than the Guaranteed Creditors;

(f)                                   apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Company or any Borrower remain unpaid;

(g)                                  consent to or waive any breach of, or any act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise amend, modify or supplement this Agreement or any of such other instruments or agreements; and/or

(h)                                 take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Company from its liabilities under this Section 15;

it being understood that the foregoing shall not permit any action by the Administrative Agent or any Lender that is not otherwise permitted by this Agreement or any other Loan Document.

15.6                        Reliance.  It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of any Borrower or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

15.7                        Subordination.  Any of the indebtedness of each Borrower relating to the Guaranteed Obligations now or hereafter owing to the Company is hereby subordinated to the Guaranteed Obligations of such Borrower owing to the Guaranteed Creditors, and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness relating to the Guaranteed Obligations of such Borrower to the Company shall be collected, enforced and received by the Company for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations of such Borrower to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of the Company under the other provisions of this Section 15.  Prior to the transfer by the Company of any note or negotiable instrument evidencing any of the indebtedness relating to the Guaranteed Obligations of such Borrower to the Company, the Company shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.  Without limiting the generality of the foregoing, the Company hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of the guaranty under this Section 15 (whether contractual, under Section 509 of the United States Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

15.8                        Waiver.

(a)                                 The Company waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against any Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever.  The Company waives any defense based on or arising out of any defense of any Borrower, any other guarantor or any other party, other than payment in full of the Guaranteed Obligations, based on or arising out of the disability of any Borrower, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment in full of the Guaranteed Obligations.  The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative

Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Borrower or any other party, or any security, without affecting or impairing in any way the liability of the Company hereunder except to the extent the Guaranteed Obligations have been paid.  The Company waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Company against any Borrower or any other party or any security.

(b)                                 Except as otherwise expressly provided in this Agreement, the Company waives all presentments, demands for performance, protests and notices, including notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of the guaranty hereunder, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations.  The Company assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Company assumes and incurs hereunder, and agrees that the Administrative Agent and the Lenders shall have no duty to advise the Company of information known to them regarding such circumstances or risks.

15.9                        Nature of Liability.  It is the desire and intent of the Company and the Guaranteed Creditors that this Section 15 shall be enforced against the Company to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  If, however, and to the extent that, the obligations of the Company under this Section 15 shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of the Guaranteed Obligations shall be deemed to be reduced and the Company shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

REGAL-BELOIT CORPORATION

By:	/s/ Peter C. Underwood
Name:	Peter C. Underwood
Title:	Vice President, General Counsel and Secretary

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, as a Swing Line Lender, as an Issuing Lender and as a Lender

By:	/s/ Brian Grossman
Name:	Brian Grossman
Title:	Executive Director

[Signature Page to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Swing Line Lender, as an Issuing Lender and as a Lender

By:	/s/ Corey J. Davis
Name:	Corey J. Davis
Title:	Vice President

[Signature Page to Credit Agreement]

WELLS FARGO BANK, N.A., as a Swing Line Lender, as an Issuing Lender and as a Lender

By:	/s/ Mary R. Wright
Name:	Mary R. Wright
Title:	Vice President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as a Swing Line Lender, as an Issuing Lender and as a Lender

By:	/s/ Steven K. Kessler
Name:	Steven K. Kessler
Title:	Senior Vice President

[Signature Page to Credit Agreement]

Compass Bank, as a Lender

By:	/s/ Michael Dixon
Name:	Michael Dixon
Title:	Senior Vice President

[Signature Page to Credit Agreement]

FIFTH THIRD BANK, as a Lender

By:	/s/ S. Bradley McDougall
Name:	S. Bradley McDougall
Title:	Vice President

[Signature Page to Credit Agreement]

HSBC Bank USA, National Association, as a Lender

By:	/s/ Joseph Philbin
Name:	Joseph Philbin
Title:	Senior Vice President

[Signature Page to Credit Agreement]

Mizuho Bank, Ltd., as a Lender

By:	/s/ Donna DeMagistris
Name:	Donna DeMagistris
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

PNC Bank, National Association, as a Lender

By:	/s/ Christopher R. Hermann
Name:	Christopher R. Hermann
Title:	Vice President

[Signature Page to Credit Agreement]

Sumitomo Mitsui Banking Corporation, as a Lender

By:	/s/ Shuji Yabe
Name:	Shuji Yabe
Title:	Managing Director

[Signature Page to Credit Agreement]

SunTrust Bank, as a Lender

By:	/s/ Chris Hursey
Name:	Chris Hursey
Title:	Director

[Signature Page to Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Victor Pierzchalski
Name:	Victor Pierzchalski
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

MUFG UNION BANK, N.A., as a Lender

By:	/s/ Victor Pierzchalski
Name:	Victor Pierzchalski
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

BMO Harris Bank, N.A., as a Lender

By:	/s/ Paul Hultgren
Name:	Paul Hultgren
Title:	SVP & Director

[Signature Page to Credit Agreement]

Regions Bank, as a Lender

By:	/s/ Eric Harvey
Name:	Eric Harvey
Title:	Vice President

[Signature Page to Credit Agreement]

MetLife Reinsurance Company of South Carolina, as a Lender

By:	/s/ Steven R. Bruno
Name:	Steven R. Bruno
Title:	Director

[Signature Page to Credit Agreement]

The Metropolitan Life Insurance Company, as a Lender

By:	/s/ Steven R. Bruno
Name:	Steven R. Bruno
Title:	Director

[Signature Page to Credit Agreement]

SANTANDER BANK, N.A., as a Lender

By:	/s/ Daniel Vilarelle
Name:	Daniel Vilarelle
Title:	Vice President

[Signature Page to Credit Agreement]

TD Bank, N.A., as a Lender

By:	/s/ Michele Dragonetti
Name:	Michele Dragonetti
Title:	Senior Vice President

[Signature Page to Credit Agreement]

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Andrey Rudnitsky
Name:	Andrey Rudnitsky
Title:	Assistant Vice President

[Signature Page to Credit Agreement]

Citizens Bank, National Association, as a Lender

By:	/s/ Darran Wee
Name:	Darran Wee
Title:	Vice President

[Signature Page to Credit Agreement]

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Murtuza Ziauddin
Name:	Murtuza Ziauddin
Title:	VP

[Signature Page to Credit Agreement]

BANK OF CHINA, CHICAGO BRANCH, as a Lender

By:	/s/ Kefel Xu
Name:	Kefel Xu
Title:	SVP & Branch Manager

[Signature Page to Credit Agreement]

BANK OF EAST ASIA, LIMITED, NEW YORK BRANCH, as a Lender

By:	/s/ James Hua
Name:	James Hua
Title:	SVP

By:	/s/ Kitty Sin
Name:	Kitty Sin
Title:	SVP

[Signature Page to Credit Agreement]

Bank of the West, a California Banking Corporation, as a Lender

By:	/s/ Joshua R. Pirozzolo
Name:	Joshua R. Pirozzolo
Title:	Managing Director

[Signature Page to Credit Agreement]

Mega International Commercial Bank, Co., Ltd. New York Branch, as a Lender

By:	/s/ Angela Chen
Name:	Angela Chen
Title:	VP & DGM

[Signature Page to Credit Agreement]

Bank of Taiwan, a Republic of China Bank acting through its Los Angeles Branch, as a Lender

By:	/s/ Jane Chang
Name:	Jane Chang
Title:	VP and General Manager

[Signature Page to Credit Agreement]

FIRST TENNESSEE BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Shirley Shipley
Name:	Shirley Shipley
Title:	Vice President

[Signature Page to Credit Agreement]

Taiwan Business Bank, Los Angeles Branch, as a Lender

By:	/s/ Jason Jean
Name:	Jason Jean
Title:	Deputy General Manager

[Signature Page to Credit Agreement]

TAIWAN COOPERATIVE BANK LTD., acting through its Los Angeles Branch, as a Lender

By:	/s/ Li Yin Wang
Name:	Li Yin Wang
Title:	Assistant General Manager

[Signature Page to Credit Agreement]

First Hawaiian Bank, as a Lender

By:	/s/ Derek Chang
Name:	Derek Chang
Title:	Vice President

[Signature Page to Credit Agreement]

United Bank, as a Lender

By:	/s/ Carla Balesano
Name:	Carla Balesano
Title:	Senior Vice President

[Signature Page to Credit Agreement]